UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☐	Soliciting Material Under §240.14a-12
Kirby Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Kirby Corporation

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT

PURPOSE

To be the most trusted marine transportation and equipment distribution and services partner, reliably meeting our customer's needs in a safe, environmentally responsible, socially sensitive, and profitable way.

VISION

Recognized as an essential and preeminent company by our customers; leveraging core competencies and innovation in each of our businesses to generate superior value for all our stakeholders.

OUR GUIDING PRINCIPLE IS NO HARM

to people, the environment, or equipment. Safety is at the core of everything we do and always informs our decision-making.

OUR PEOPLE MAKE THE DIFFERENCE.

We invest in the tools and resources to empower our employees and we promote a workplace that values mutual respect, knowledge sharing, and teamwork.

The Kirby Way
SAFETY
PEOPLE
EXCELLENCE
COMMUNITY
INTEGRITY

DO THE RIGHT THING by having the highest ethical standards while always being transparent and accountable for your actions.

CREATING VALUE

for our customers and stockholders by providing the highest-quality service and products.

SHARING OUR SUCCESS

with each other and the communities where we live and work by protecting the environment and encouraging volunteerism.

KIRBY | 2025 PROXY STATEMENT	PROXY SUMMARY	1

2	Letter to Stockholders

3	Notice of Annual Meeting of Stockholders

4	Proxy Materials

5	Proxy Summary

5	Board Composition and Experience
7	Financial Summary
8	Corporate Governance
9	Governance Highlights
10	Compensation Highlights
12	Corporate Sustainability
13	Stakeholder Engagement

14	Voting Item 1: Election of Directors

15	Nominees for Election (Proposal 1)
18	Directors Continuing in Office

24	The Board of Directors

24	Director Independence
24	Risk Oversight
24	Board Leadership Structure
25	Board Committees
25	Audit Committee
26	Compensation Committee
26	ESG and Nominating Committee
27	Attendance at Meetings
27	Director Compensation

29	Transactions with Related Persons

30	Voting Item 2: Audit Committee Matters

30	Ratification of Selection of KPMG LLP (Proposal 2)
30	Fees Paid to KPMG LLP

31	Audit Committee Report

32	Voting Item 3: Executive Compensation

32	Advisory Vote on Executive Compensation (Proposal 3)
32	Compensation Discussion and Analysis

32	Executive Summary
36	Elements of Compensation
42	Compensation Oversight and Process
43	Other Compensation Matters

44	Compensation Committee Interlocks & Insider Participation

44	Compensation Committee Report

45	Compensation Tables

45	Summary Compensation Table
46	Grants of Plan Based Awards
47	Outstanding Equity Awards
48	Option Exercises and Restricted Stock Units Vested
48	Nonqualified Deferred Compensation
49	Equity Compensation Plan Information
49	Potential Payments upon Termination or Change in Control

51	Beneficial Ownership of Common Stock

51	Beneficial Ownership of Directors and Executive Officers
52	Principal Stockholders
52	Delinquent Section 16(a) Reports

53	CEO Pay Ratio

53	Pay versus Performance

57	Other Business

57	Stockholder Proposals for 2026 Annual Meeting

58	Solicitation of Proxies

58	Voting

Appendix

A-1	Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures Excluding One-Time Items
B-1	Appendix B: Reconciliation of GAAP Net Earnings (Loss) Attributable to Kirby to Non-GAAP EBITDA and Adjusted EBITDA

2	KIRBY | 2025 PROXY STATEMENT

March 7, 2025

DEAR FELLOW STOCKHOLDERS,

On behalf of the Board of Directors (the “Board”), we cordially invite you to attend Kirby Corporation’s (“Kirby” or the “Company”) 2025 Annual Meeting of Stockholders. Information concerning the matters to be voted upon at the meeting is contained in this Notice of the 2025 Annual Meeting and our Proxy Statement.

2024 was a record year for Kirby. We experienced strong performance across the marine transportation (“KMT”) segment, and continued to strategically pivot within the Distribution and Services (“KDS”) business towards electrification and power generation. We are pleased with our financial results. No year is without challenges, and we did experience weather related headwinds, continuing inflationary pressures and supply chain issues. Our employees remained focused, resilient and successfully achieved strong operating and financial results. We stayed true to “No Harm to People, No Harm to Equipment, and No Harm to the Environment.”

In the KMT segment, despite seasonal weather challenges, inland marine had a positive year driven by strong demand, increased term and spot contract pricing, steady customer demand, and strong barge utilization. The first half of the year was impacted by normal winter weather conditions that drove an increase in delay days and impacted our operations. However, our team successfully navigated these challenges and managed to achieve operating margins in the low 20% range. The second half of the year did see some headwinds primarily due to a pause in refinery activity in Q4, but strong pricing and utilization allowed for inland marine to conclude the year with strong operating margins. In our coastal marine business, strong customer demand and limited supply of vessels, created a strong market dynamic that allowed the business to conclude 2024 with operating margins in the low teens.

In the KDS segment, we saw a year of mixed demand across our markets. Due to a slowdown in traditional fracturing equipment, our team continued to pivot towards electric equipment and the power generation business which has continued to see success and new growth. While there was softness in on-highway trucking, marine repair was strong and was able to offset that decline. Even despite some market headwinds, the KDS segment was able to conclude 2024 with operating margins in the high single digits.

During the year, Kirby continued to advance its sustainability journey impacting different areas of the Company at all levels. A focus on safety, adherence to human rights through training, and a commitment to positive environmental stewardship, all pushed our sustainability efforts forward.

While the Company is mindful of challenges moving into 2025 such as an acute mariner shortage, on-going inflationary pressures, supply chain issues, and unknown impacts from tariff negotiations, with the right focus and work ethic, we can still achieve great results. I’m proud of our teams who have successfully and proactively addressed new market opportunities.

We do anticipate another year of strong financial growth from the KMT business as we expect positive market dynamics. For KDS, we expect the year to remain flat as our power generation business will offset a decline in the traditional oil and gas market. I want to thank our employees for a great year and thank our stockholders for supporting us.

Your vote is important to us, regardless of the number of shares you hold or whether you plan to attend the Annual Meeting. Once you have reviewed the proxy materials and have made your decisions, please vote your shares using one of the methods outlined in the Proxy Statement. Thank you for your continued support and for investing in Kirby Corporation.

Sincerely, DAVID W. GRZEBINSKI Chief Executive Officer

KIRBY | 2025 PROXY STATEMENT	3

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Dear Fellow Stockholders:

ANNUAL MEETING OF STOCKHOLDERS

Date:
Tuesday,
April 29, 2025

Time:
10:00 a.m.
CDT

Place:
Kirby Corporation
55 Waugh Dr.
Suite 1100
Houston, Texas 77007

On behalf of the Board of Directors, we cordially invite you to attend the 2025 Annual Meeting of Stockholders of Kirby Corporation to be held at: 55 Waugh Drive, Suite 1100, Houston, Texas 77007 on Tuesday, April 29, 2025, at 10:00 a.m. (CDT) at Kirby’s principal executive offices.

Proposals to be voted on at the Kirby Corporation 2025 Annual Meeting of Stockholders are as follows:
1.	Election of three Class III directors;
2.	Ratification of the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2025; and
3.	Advisory vote on the approval of the compensation of Kirby’s named executive officers.

You have the right to receive this notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on March 3, 2025. Please remember that your shares cannot be voted unless you sign and return a paper proxy card, vote during the Annual Meeting, or vote your shares via the phone or internet. All participants who attend the Annual Meeting will be allowed to ask questions to management during the meeting.

Important Notice Regarding the Availability of Proxy Materials for Our 2025 Annual Meeting of Stockholders

We are pleased to take advantage of Securities and Exchange Commission (the “SEC”) rules that allow us to furnish our proxy materials, including this Proxy Statement, a proxy card or voting instruction form, and our Annual Report on Form 10-K (collectively, the “Proxy Materials”), over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of paper copies of the Proxy Materials. The Notice contains instructions on how to access those documents over the Internet and how to submit your proxy via the Internet. The Notice also contains instructions on how to request a paper copy of the Proxy Materials. All stockholders who do not receive the Notice will receive a paper copy of the Proxy Materials by mail or an electronic copy of the Proxy Materials by e-mail. This process allows us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing the Proxy Materials. The Notice is first being sent to stockholders and the Proxy Materials are first being made available to stockholders at www.proxydocs.com/KEX on or about March 18, 2025.

Your Vote Is Important

Your vote is important. Whether you intend to attend the meeting or not, please ensure that your shares will be represented by completing, signing, and returning your proxy card, or by voting via the phone or internet.

At the Meeting	Telephone 866-430-8285	Internet www.proxypush.com/KEX	Mail Fill out your proxy card and submit by mail.

Sincerely,

AMY D. HUSTED

Executive Vice President, General Counsel and Secretary

4	KIRBY | 2025 PROXY STATEMENT

PROXY MATERIALS

This booklet contains the notice of the Annual Meeting and the Proxy Statement, which contains information about the proposals to be voted on at the meeting, Kirby’s Board of Directors and its committees, and certain executive officers. This year you are being asked to:

1.	Elect three Class III directors;

2.	Ratify the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2025; and

3.	Cast an advisory vote on executive compensation.

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Kirby Corporation to be voted at the Annual Meeting of Stockholders to be held on April 29, 2025, at 10:00 a.m. (CDT). Stockholders of record at the close of business on March 3, 2025, will be able to attend the 2025 Annual Meeting at Kirby’s executive offices located at 55 Waugh Drive, Suite 1100, Houston, Texas 77007.

The mailing address of Kirby’s principal executive offices is P.O. Box 1745, Houston, Texas 77251-1745 and the office number is 713-435-1000.

Whenever we refer in this Proxy Statement to the Annual Meeting, we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting.

Unless the context requires otherwise, the terms “Kirby,” “the Company,” “our,” “we,” “us,” and similar terms refer to Kirby Corporation, together with its consolidated subsidiaries.

KIRBY | 2025 PROXY STATEMENT	PROXY SUMMARY	5

BOARD COMPOSITION AND EXPERIENCE

The following matrix displays the most significant skills and qualifications that each Director, who is either nominated for election or continuing in office, possesses. The Environmental, Social and Governance (“ESG”) and Nominating Committee reviews the composition of the Board as a whole periodically to ensure that the Board maintains a balance of knowledge and experience and to assess the skills and characteristics that the Board may find valuable in the future and in the long-term interest of stockholders. The Board seeks to achieve diversity and recognizes the importance of Board refreshment to ensure that it benefits from fresh ideas and perspectives. The following charts illustrate the Board’s continued commitment to diversity of backgrounds and Board refreshment.

6	PROXY SUMMARY	KIRBY | 2025 PROXY STATEMENT

The ESG and Nominating Committee recommends to the Board the qualifications for Board membership and for identifying, assessing and recommending qualified Director candidates for the Board’s consideration. Directors should have the following attributes:

•	A commitment to building stockholder value;

•	Business acumen and broad experience and expertise in the skills, qualifications and experience represented in the above skills matrix;

•	Sufficient time to effectively carry out duties as a Director; and

•	Independence (at least a majority of the Board must consist of Independent Directors, as defined by the New York Stock Exchange (“NYSE”) Corporate Governance Standards).

The ESG and Nominating Committee also considers such other factors as the it deems appropriate, given the current and anticipated needs of the Board and the Company, to maintain a balance of knowledge, experience, background, and capability.

KIRBY | 2025 PROXY STATEMENT	PROXY SUMMARY	7

2024 FINANCIAL SUMMARY

Consolidated revenues increased 6% in 2024 to $3.3 billion. The year-over-year improvement was driven by improved pricing and steady demand in the marine transportation segment and strong demand for our power generation equipment in the distribution and services segment. Net earnings attributable to Kirby in 2024 were $286.7 million or $4.91 per share. Net earnings attributable to Kirby, excluding one-time items,¹ were $318.8 million or $5.46 per share in 2024.

Marine transportation revenues increased 11% to $1.9 billion during 2024. The strong growth was primarily due to a 10% increase in inland marine revenues driven by increased term and spot contract pricing, steady demand, and strong barge utilization. Inland marine market conditions remained steady throughout 2024 despite seasonal challenges, headwinds from lock closures, and a temporary slowdown in refinery activity in the fourth quarter. The first quarter was impacted by normal winter weather conditions, including significant wind and fog along the Gulf Coast, that drove an increase in delay days and impacted our operations. In the second quarter, inland marine operating conditions improved and combined with strong utilization to push operating margins into the low 20% range. In the third quarter, strong market conditions continued and led to spot market prices increasing year-over-year in the low double-digit range and term contracts renewing up in the high single digits year-over-year. While refinery activity paused at the start of the fourth quarter, it steadily improved by the end of the quarter and kept our barge utilization in the 90% range. Inland marine was able to conclude the year with operating margins right at 20%. The inland marine market is expected remain strong in 2025, driven by limited new barge construction, steady customer demand, and improved pricing partially offset by inflationary pressures, labor shortages, and the high cost of new equipment.

In coastal marine, revenues increased 18% year-over-year as market conditions were favorable throughout the year due to solid customer demand and limited availability of vessels. In the first quarter, strong market conditions continued to push prices higher which drove operating margins to high single to low double-digit range. During the second quarter, steady customer demand and limited vessel capacity resulted in further price increases year-over-year on term contract renewals and operating margins in the low teens range. In the third quarter, business fundamentals remained strong and pushed operating margins into the mid-teens range. In the fourth quarter, with a high number of planned shipyards in the quarter, our team executed well and was able to keep margins in the low teens. The coastal marine business was able to finish the year with operating margins averaging in the low teens. In 2025, coastal marine is expected to continue seeing positive market dynamics with steady customer demand and limited availability of vessels.

In distribution and services, revenues decreased 1% year-over-year, as a result of mixed demand across the different parts of the segment. Our power generation business experienced a strong pace of order growth throughout the year with several large project wins in data centers, backup power and other industrial applications. Power generation ended 2024 with 20% growth in revenues year-over-year and operating margins in the high single digits. In the commercial and industrial market, while demand was strong in marine repair, the business did experience softness in on-highway truck service and repair. Despite the softness in on-highway trucking, commercial and industrial ended the year with operating income growth of 21% year-over-year and had operating margins in the high single digits. In the oil and gas market, while revenues were down 28% year-over-year due to the conventional diesel fracturing market slow down, the business continued to see growth in electric fracturing and related equipment. Overall, the KDS segment concluded the year with operating margins in the high single digits. In 2025, KDS is expected to see continued growth in power generation which is expected to mostly offset lingering softness in other areas.

From a cash flow and balance sheet perspective, Kirby generated $756 million in cash flow from operations in 2024 which was used to fund capital expenditures, buy back shares, pay down debt, and fund a small number of acquisitions. Total capital spending in 2024 was down 15% year-over-year to $343 million. Throughout the year, the Company remained committed to reducing debt and repaid $144 million of debt. At the end of 2024, Kirby’s total long-term debt had declined to $875 million, with the debt-to-capitalization ratio improving to 20.7%. During the year, Kirby also returned capital to stockholders by buying back 1.6 million shares at an average price of $106.40 for $174.6 million.

(1)

Net earnings attributable to Kirby, excluding one-time items, is a non-GAAP financial measure. Please refer to Appendix A for additional information and a reconciliation to the most directly comparable generally accepted accounting principles (“GAAP”) financial measures.

8	PROXY SUMMARY	KIRBY | 2025 PROXY STATEMENT

CORPORATE GOVERNANCE

The Board of Directors provides guidance to and oversight of management with respect to Kirby’s business strategy throughout the year. The Board represents the stockholders’ interest and is responsible for overseeing Company management, which includes monitoring the effectiveness of management practices and decisions, corporate performance, the integrity of the Company’s financial controls, and the effectiveness of its enterprise risk management programs. To that end, the Board has established governance practices including the guidelines and charters described below which are reviewed by the Board at least annually and changes are made as necessary.

Risk Oversight

The full Board is responsible for the oversight of key risks to Kirby’s business and reviews with management the Company’s business, including identified risk factors. The Board periodically visits Kirby operations sites. These visits enable the directors to observe and provide input on practices, performance, technology, industry and corporate standards. The Board oversees a broad spectrum of interrelated risks with assistance from its committees. The Board has designated the Audit Committee, the Compensation Committee, and the ESG and Nominating Committee certain responsibilities to provide assistance in fulfilling the Board’s responsibilities. A particular risk will be monitored and evaluated by the Board committee with primary responsibility in the area of the subject matter involved. For example, the Compensation Committee reviews the risks related to the Company’s compensation policies and practices and the Audit Committee receives regular reports and updates on cybersecurity issues. See page 24 for further detail on risk oversight by the Board and its committees.

Business Ethics Guidelines

The Board has adopted Business Ethics Guidelines that apply to all directors, officers, and employees of the Company, including the Company’s chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions. A copy of the Business Ethics Guidelines is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents. The Company is required to make prompt disclosure of any amendment to or waiver of any provision of its Business Ethics Guidelines that applies to any director or executive officer including its chief executive officer, chief financial officer, chief operating officer, chief accounting officer or controller, or persons performing similar functions. The Company will make any such disclosure that may be necessary by posting the disclosure on its website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are reviewed regularly and updated as appropriate. A copy of the guidelines is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

Communication with Directors

Interested parties, including stockholders, may communicate with the full Board or any individual director, including the Chairmen of the Audit, Compensation, and Governance Committees, the Chairman of the Board, the lead independent director, if any, or the non-management or independent directors as a group, by writing to them c/o Kirby Corporation, P.O. Box 1745, Houston, Texas 77251-1745. The Company will refer the communication to the appropriate addressee(s). Complaints about internal controls and accounting or auditing matters should be directed to the Chairman of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed.

Website Disclosures

The following documents and information are available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents:

•	Audit Committee Charter

•	Compensation Committee Charter

•	ESG and Nominating Committee Charter

•	Criteria for the Selection of Directors

•	Business Ethics Guidelines

•	Corporate Governance Guidelines

•	Communication with Directors

•	Clawback Policy

•	Insider Trading Policy

•	Supplemental Insider Trading Policy

KIRBY | 2025 PROXY STATEMENT	PROXY SUMMARY	9

GOVERNANCE HIGHLIGHTS
Our Board is committed to the highest
ethical
standards, effective governance practices, and leveraging its expertise in the industries in which Kirby operates. The Board seeks to achieve a mix of highly qualified directors with strong leadership, extensive business experience, and expertise that is relevant to Kirby’s business, strategy, and operations to help drive long-term stockholder value. The Board oversees and provides guidance for Kirby’s business and management’s development and implementation of the Company’s strategy and business planning process. The Board monitors corporate performance, the integrity of the Company’s financial controls and effectiveness of its risk management programs. The Board also provides oversight on the succession of key executives.
While Kirby values long tenured and well experienced directors, the Board believes refreshment is necessary to obtain fresh and diverse perspectives. To further these efforts, the Board and its Committees solicit input from directors regarding the performance and effectiveness of the full Board and its committees through its annual evaluation process. The ESG and Nominating Committee reviews the feedback from the evaluations and makes recommendations as appropriate.
In 2024, Mr. Richard J. Alario was appointed as Chairman of the Board.

TOPIC	PRACTICE
Independence	• Eight out of nine directors are independent • Board committees are composed entirely of independent directors

Diversity	• Four out of nine directors are female or racially/ethnically diverse

Executive Sessions	• Non-management directors meet regularly without management

Majority Voting	• Majority of votes cast is required for the election of directors

Director Evaluations	• Evaluations of the full board and each committee are conducted annually

Stock Ownership	• Stock ownership guidelines established for directors and executive officers

Single Voting Class	• Kirby has a single class of voting stock

Hedging and Pledging of Stock	• Hedging and pledging of Company stock by directors, officers, and employees is prohibited

Business Ethics Guidelines	• Ethics guidelines apply to all our directors, officers, and employees

Clawback Policy	• We have a clawback policy in place for executive officers

Insider Trading Policy	• Our insider trading policy applies to all our directors, officers, and employees, with a supplemental policy applicable to directors, executive officers and certain key employees
Board Oversight
• The ESG and Nominating Committee oversees environmental risks including climate-related, and the Company’s ESG/Sustainability program on a quarterly basis. Assists the Board in fulfilling its oversight of risks that may arise in connection with the Company’s governance and social practices and processes. Discusses risk management in the context of general governance matters, including topics such as Board succession planning to ensure desired skills and attributes are represented.

• The Audit Committee oversees the risk management, employee hotline/ whistleblower, and cybersecurity programs and processes and reviews material legal matters on a quarterly basis to evaluate the Company’s risk exposure and tolerance.

• The Compensation Committee assists the Board in fulfilling its oversight of risks that may arise with the Company’s compensation programs and practices. Reviews executive compensation which is designed to promote accountability to maximize stockholder value over the long term.

10	PROXY SUMMARY	KIRBY | 2025 PROXY STATEMENT

COMPENSATION HIGHLIGHTS

Our executive compensation philosophy has been consistent and focused on the creation of value for our stakeholders. A significant portion of our named executive officers’ compensation is tied to “At Risk” or pay-for-performance components. The pie charts on the following page depict how each element of compensation was weighted for our named executive officers in 2024.

Our executive compensation program is designed to attract and retain talented executive officers, motivate consistent performance over time, and encourage performance that results in increased profitability and stockholder returns. Our executive compensation program has historically received high levels of stockholder support, generally coming in well above 90%. However, in 2024, stockholder support was not as strong a level of support as we normally receive, and some investors voiced concerns over a one-time, special circumstances acceleration and cash settlement of unvested equity for a departing named executive officer (“NEO”). The Company explicitly sought feedback from stockholders as it is not our normal practice to provide such enhanced benefits to executives upon retirement. For 2025, based in part upon stockholder feedback, and in part upon the Board’s desire to maintain alignment with our pay philosophy, emerging market trends and the interests of our stockholders, the Company increased participation in performance-based long-term incentive (“LTI”) awards and expanded disclosure of annual incentive compensation.

Including EBITDA in both short-term and long-term metrics is also reflective of stockholder feedback and engagement. EBITDA is a key metric for operating and financial performance and is used as a metric to assess value being created in a company. Stockholders use EBITDA as a key metric in their valuation analysis, and have indicated widespread support for this metric in both short term and long-term incentives. Including the metric in both short-term and long-term incentives aligns at risk compensation with stockholder feedback. Further, it aligns short-term performance as well as long-term performance at all levels of the Company as not all employees participate in the long-term performance awards. Reflecting this, under our 2024 AIP, EBITDA accounts for 40% of potential payout, whereas EBITDA is weighted 50% under our long-term performance awards.

2024 Metrics
Short-Term Earnings per share – 30% EBITDA – 40% Return on total capital – 10% Operating Performance/ESG – 20%
Long-Term Performance Awards Return on total capital – 50% EBITDA – 50%

Listed below are some of the highlights of our compensation policies and practices:

Topic	Practice

Pay-for-Performance Focus	• Performance-based cash annual incentive compensation rewards current year financial and operational success
• Performance-based cash and equity long-term incentive awards incentivize future growth and profitability

Annual Say-on-Pay Vote	• We annually ask stockholders to provide an advisory vote on executive compensation

Equity Ownership Guidelines	• Stock ownership guidelines are established for executive officers

• CEO stock ownership requirement of 5x salary

Independent Compensation Consultant	• The Compensation Committee has retained a nationally recognized compensation consulting firm to serve as its independent compensation consultant

Double-Trigger Vesting	• We have adopted double-trigger vesting of equity awards upon a change in control

Clawback Policy	• We have a clawback policy in place for executive officers

Excise Tax Gross-Ups	• We do not provide executive officers with excise tax gross-ups

Re-pricing Stock Options	• We do not buy out or exchange underwater options, or re-price stock options

Evergreen Equity Plans	• We do not have any automatic share replenishment or “evergreen” provisions in our equity compensation plans

KIRBY | 2025 PROXY STATEMENT	PROXY SUMMARY	11

CEO	OTHER NEO
TOTAL COMPENSATION	TOTAL COMPENSATION

NOTE: Includes total direct compensation as referred to in the Compensation Discussion and Analysis beginning on page 32. “Long-term Performance Awards” includes cash payments for the 2022-2024 performance period under the long-term incentive compensation program. Performance-based variable compensation is deemed “At Risk.” For additional information, reference the Summary Compensation Table on page 45.

12	PROXY SUMMARY	KIRBY | 2025 PROXY STATEMENT

CORPORATE SUSTAINABILITY

In 2024, Kirby continued to create value for our customers and stockholders while staying focused on its sustainability objectives. Safety, People, Excellence, Community, and Integrity, all core values of the ‘Kirby Way’, have been the foundation of Kirby’s success. These values help guide decisions and create a culture that embraces a sustainable direction. Treating our employees, customers and vendors well, lifting the communities in which we operate and respecting the environment are not just good for business, but ensure integrity is behind all our actions. From oversight at the Board and management level, down to the employees, the Company has been strategic in its environmental, social and governance journey.

While the ESG narrative has evolved, Kirby has remained steadfast in its commitments to “No Harm to People, No Harm to Equipment and No Harm to the Environment.” Safety, one of our core values, is paramount to the business and has continued to be priority number one. The Company emphasizes its safety commitment through programs oriented toward extensive monitoring of safety performance, initiating corrective action, and for continuously improving employee safety behavior and results. Treating all people, including employees, customers, vendors and others in our community, well is of great importance. This past year the Company set a goal to have human rights training completed company wide and this target was achieved. Kirby is committed to making a positive contribution to human rights and society and we encourage partners, suppliers and other third parties to adopt similar standards with respect to human dignity. In addition to human rights training, the Company also had employees take training for Business Ethics Guidelines to ensure the reputation of Kirby is respected and to also hold our employees to high ethical standards in all they do. In addition, adhering to these rules, ensures excellence and pushes employees to provide high quality service and products for our customers.

In 2024, the Company continued to advance its commitment to environmental protection and responsibility through several programs and initiatives. This commitment extends across all levels of the Company reinforcing the importance of environmental stewardship as important and necessary. From having comprehensive internal environmental policies with board and management oversight down to monitoring employee performance to conducting environmental audits, these practices direct us towards better environmental protection. From an external perspective the Company has continued to participate in organizations such as the American Waterways Operators Responsible Carrier program, which drives continuous improvement towards reducing the barge industry’s already low impact on the environment to being a founder and member of the Blue-Sky Maritime Coalition which focuses on reducing greenhouse gas emissions. In addition, we are proud to share the M/V Green Diamond has continued to perform and exceed operational performance, and construction on another diesel electric hybrid has commenced.

Kirby will continue to prioritize our core values that contribute to best business practices and initiatives for our employees, customers and the communities in which we operate.

Please note some of our Sustainability Highlights below. To learn more about these programs and initiatives, please visit the Sustainability section of our website at www.kirbycorp.com.

KIRBY | 2025 PROXY STATEMENT	PROXY SUMMARY	13

STAKEHOLDER ENGAGEMENT

The Board and executive management team prioritize fostering long-term and institution-wide relationships with stockholders and other stakeholders. In 2024, Kirby continued to prioritize stakeholder engagement as members of the management team met with key stakeholders to ensure that their voices were heard, perspectives understood, and interests were addressed. The Company believes that regular dialogue provides essential feedback to ensure that the Board and management understand the issues that are important to our stakeholders.

Throughout the year, the investor relations team engaged in extensive stockholder outreach in which members of management met with over 60% of our 35 largest stockholders (by share ownership) at some point in the year to discuss financial performance, capital allocation priorities, strategy, and other topics of interest. In addition, Kirby hosted tours of our facilities and offices to provide stockholders and other stakeholders an opportunity to see our operations in the Houston Ship Channel as well as other key operating facilities. The investor relations team continued engagement throughout the year by attending numerous conferences and conducted in person non-deal roadshows.

Beyond stockholder engagement, Kirby met with other key stakeholders in our industries and regions. Across the Company, employees are significantly involved in trade associations and community nonprofits where they serve in various leadership roles. It is important for Kirby to develop these relationships to understand the needs of our customers, and the communities in which we operate.

Engaged with:	Engaged through:	Engagements include:	Sustainability & Financial Engagements:
✓ Institutional Investors ✓ Nongovernmental Organizations ✓ Proxy Advisory Firms ✓ Sustainability Rating Firms	✓ Individual and Group Investor Meetings ✓ Company Update and Facility Tour ✓ Quarterly Earnings Calls ✓ Investor Conferences ✓ Annual Stockholder Meeting ✓ Stockholder Webcasts ✓ Stakeholder Outreach	✓ CEO / CFO ✓ Senior Management ✓ Subject Matter Experts ✓ Other Employees	✓ 30+ meetings representing over 70% of outstanding shares ✓ Sustainability-focused governance calls

14	KIRBY | 2025 PROXY STATEMENT

VOTING ITEM 1:

ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board shall consist of no fewer than three nor more than fifteen members and that, within those limits, the number of directors shall be determined by the Board. The Bylaws further provide that the Board shall be divided into three classes, with the classes being as nearly equal in number as possible and with one class being elected each year for a three-year term. Since April 26, 2024, the size of the Board has been set at nine directors.

Three Class III directors are to be elected at the 2025 Annual Meeting to serve until the Annual Meeting of Stockholders in 2028. Each nominee named below is currently serving as a director and, if elected, each has consented to serve for the new term. If any nominee becomes unable to serve as a director, an event currently not anticipated, the persons named as proxies in the enclosed proxy card intend to vote for a nominee selected by the present Board to fill the vacancy.

In addition to satisfying, individually and collectively, the Company’s Criteria for the Selection of Directors discussed under the “THE BOARD OF DIRECTORS — ESG and Nominating Committee” below, each of the directors has extensive experience with the Company or in a business similar to one or more of the Company’s principal businesses or the principal businesses of significant customers of the Company. The brief biographies of each of the nominees and continuing directors below include a summary of the particular experience and qualifications that led the Board to conclude that he or she should serve as a director.

KIRBY | 2025 PROXY STATEMENT	15

NOMINEES FOR ELECTION (PROPOSAL 1)

The Board of Directors of the Company unanimously recommends that you vote “FOR” the election of each of the following nominees as a director.

Nominees for Election as Class III Directors, serving until the Annual Meeting of Stockholders in 2028

ANNE-MARIE N. AINSWORTH

Retired President and CEO, Oiltanking Partners and Oiltanking Holding Americas Age: 68 Independent Director since 2015 Committees: • Audit • ESG and Nominating, Chair

Experience

• President and Chief Executive Officer, Oiltanking Partners, L.P. and of Oiltanking Holding Americas, Inc. (2012-2014)

• Senior Vice President of Refining, Sunoco, Inc. (2009-2012)

• General Manager of Norco, LA refinery, Motiva Enterprises, LLC (2006-2009)

• Director of Process Safety Management (2003-2006), Shell USA, Inc.; Vice President of Technical Assurance (2000-2003), Shell Deer Park Refining Company

• Adjunct Professor, Rice University (2000-2009)

Education

• BS in Chemical Engineering, University of Toledo

• MBA, Rice University

• Graduate, Institute of Corporate Directors Education Program (Haskayne School of Management, University of Calgary)

• Holds the ICD.D designation

Other Boards/Organizations

• Pembina Pipeline Corporation, member of its Safety, Environment & Operational Excellence Committee and its Governance, Nominating & Corporate Social Responsibility Committee (2014 – present)

• HF Sinclair, Chair of the Environmental, Health, Safety, and Public Policy Committee and a member of its Finance Committee (2017 – present)

• Archrock, Inc., Chair of its Nominating and Corporate Governance Committee and a member of its Audit Committee (2015 – present)

Qualifications

• Ms. Ainsworth provides expertise in Petrochemicals and Refining and Hydrocarbon Transportation gained over her 35 years of experience in executive and managerial positions in the United States refining industry with companies providing services for products that included crude oil and refined petroleum products. These products constitute a significant percentage of the cargoes carried by the Company’s marine transportation business.

• Her industry experience also gained her expertise in Risk Management, Information Technology/Cybersecurity, Environmental, Safety Policies and Programs, Public Policy, Finance, Science, and Engineering. Ms. Ainsworth also has Academia experience gained through her years as an Adjunct Professor.

16	KIRBY | 2025 PROXY STATEMENT

WILLIAM M. WATERMAN

Retired President and CEO, Penn Maritime Age: 71 Independent Director since 2012 Committees: • Compensation • ESG and Nominating

Experience

• President and Chief Executive Officer, Penn Maritime Inc., a coastal tank barge operator, transporting primarily refinery feedstocks, asphalt, and crude oil along the East Coast and Gulf Coast of the United States (1983-2012 when Penn was acquired by the Company)

Education

• BA in Economics, Union College in Schenectady, New York

Other Boards/Organizations

• The American Waterways Operators, the national trade association for the United States barge industry, former director and past Chairman

Qualifications

• Mr. Waterman has over 40 years of experience in the coastal tank barge business with Penn and its predecessor companies, building Penn into one of the largest coastal tank barge operators in the United States. Mr. Waterman’s extensive experience in that business and knowledge of its markets and customers have provided him expertise in Marine Transportation and Hydrocarbon Transportation which are valuable to the Board in its oversight of the Company’s coastal business and complement the inland marine transportation, midstream energy services, and petrochemical industry experience of other Company directors.

• Further, his time at Penn has provided him with expertise in Environmental, Safety Policies and Programs, Public Policy and Finance.

KIRBY | 2025 PROXY STATEMENT	17

SHAWN D. WILLIAMS

Executive Chairman, Covia Holdings Age: 61 Independent Director since 2021 Committees: • Compensation • ESG and Nominating

Experience

• Executive Chairman of the Board (January 2022-present); Chief Executive Officer (June 2021-Dec. 2021), Chairman of the Board (Dec. 2020-Dec. 2021), Covia Holdings LLC, a provider of minerals-based solutions serving the industrial and energy markets

• Chief Executive Officer, Nexeo Plastics Holdings, Inc., a global plastics distributor, (2019-2020)

• Executive Vice President-Plastics (2017-2019); SVP-Plastics (2012-2017), Nexeo Solutions, Inc.

• President, Momentive Global Sealants, a global specialty sealants business, President, Momentive Performance Materials, a silicone specialty materials business (2007-2012)

• Spent 22 years working in leadership roles leading a variety of industrial and material businesses globally, General Electric Company

Education

• BS in Engineering, Purdue University

• MBA, University of California, Berkeley

• Holds a CERT certification in Cybersecurity Oversight from the National Association of Corporate Directors

Other Boards/Organizations

• Covia Holdings LLC, Chairman and member of the Audit and Compensation Committees (2020-present)

• TETRA Technologies, Inc., member of its Audit Committee and Human Capital Management and Compensation Committee (2021-present)

• Marathon Oil Corporation, member of its Audit and Finance Committee and Corporate Governance and Nominating Committee (February 2023-November 2024)

Qualifications

• Mr. Williams has over 30 years of experience in executive and managerial positions in the United States and global industrial markets. Mr. Williams’ extensive experience in various industrial markets, and his expertise in Petrochemicals and Refining, Oilfield Services, Commercial and Industrial, and Environmental, Safety Policies and Programs is valuable to the Board in its oversight of the Company’s distribution and services business and complements the marine transportation and petrochemical industry experience of a number of the Company’s other directors.

• His extensive career, including as Chief Executive Officer, has provided him with experience in Risk Management, Information Technology/Cybersecurity, Finance, Science, and Engineering.

18	KIRBY | 2025 PROXY STATEMENT

DIRECTORS CONTINUING IN OFFICE

Continuing Class I directors, serving until the Annual Meeting of Stockholders in 2026

RICHARD J. ALARIO

Chairman of the Board, Kirby

Chairman of the Board,

DNOW Inc.

Retired Chairman of the Board and CEO, Key Energy Services

Age: 70

Independent Director since 2011

Committees:

• ESG and Nominating

• Compensation

Experience

• Chairman of the Board (April 2021-present), Director (May 2014-present), Interim Chief Executive Officer (November 2019-June 2020); Interim Executive Vice Chairman (June 2020-October 2020), DNOW Inc.

• Chairman of the Board and Chief Executive Officer, Key Energy Services, Inc., a publicly traded oilfield service company (2004-2016)

• Vice President, BJ Services Company, an oilfield service company (2002-2004)

• Served for over 21 years in various capacities, most recently Executive Vice President, of OSCA, Inc., also an oilfield service company

Education

• BA, Louisiana State University

Other Boards/Organizations

• DNOW Inc., Chairman of the Board, Member of its Compensation Committee, and a member of the Environmental, Social, Governance, and Nominating Committee (2014-present)

• Key Energy Services, Inc., Chairman of the Board (2004-2016)

• National Ocean Industries Association, former Chairman

Qualifications

• Mr. Alario has over 35 years of experience in Oilfield Services, serving as Chief Executive Officer with both operating and financial responsibility for one of the largest oilfield service companies in the United States. That experience is valuable to the Board in its oversight of the Company’s distribution and services business which serves the oilfield services industry as a significant part of its customer base.

• His experience as an executive, including Chief Executive Officer, in oilfield service companies, has provided Mr. Alario with expertise in Risk Management, Cybersecurity, Environmental, Safety Policies and Programs, Commercial and Industrial, Public Policy, Science, Engineering, Machine Learning, Artificial Intelligence and Finance.

KIRBY | 2025 PROXY STATEMENT	19

DAVID W. GRZEBINSKI

Chief Executive Officer, Kirby Corporation Age: 63 Director since 2014 Committees: • None

Experience

• Chief Executive Officer (April 2024 - Present); President and Chief Executive Officer (April 2014 - April 2024); President and Chief Operating Officer (January 2014-April 2014); Executive Vice President (2010-2014); Chief Financial Officer (2010-2014); Chairman of the Company’s principal offshore marine transportation subsidiary (2012-2013); joined in 2010, Kirby Corporation

• Served in various operational and financial positions, FMC Technologies Inc., a global provider of advanced technology systems and products for the energy industry

• Employed by The Dow Chemical Company in manufacturing, engineering, and financial roles

Education

• BS, Chemical Engineering, University of South Florida

• MBA, Tulane University

• Chartered Financial Analyst

Other Boards/Organizations

• The Coast Guard Foundation, Director

• American Bureau of Shipping, Director

• UK Protection & Indemnity Association, Director

• Blue-Sky Maritime Coalition, Director

Qualifications

• Mr. Grzebinski has primary responsibility for the business and strategic direction of the Company and is an essential link between the Board and the Company’s day-to-day operations. He has overall knowledge of all aspects of the Company, its operations, customers, financial condition, and strategic planning. His experience at Kirby provides expertise in critical areas including Marine Transportation, Petrochemicals and Refining, Oilfield Services, Commercial and Industrial, and Hydrocarbon Transportation, as well as Risk Management and Environmental, Safety Policies and Programs.

• Through his service at FMC and Dow, he has gained expertise in Public Policy, Finance, Science, Engineering and Information Technology/Cybersecurity.

20	KIRBY | 2025 PROXY STATEMENT

RICHARD R. STEWART

Retired President and CEO, GE Aero Energy Age: 75 Independent Director since 2008 Committees: • Audit, Chair

Experience

• President and Chief Executive Officer, GE Aero Energy, a division of GE Energy, and as an officer of General Electric Company, (1998-2006)

• Served in various positions, Stewart & Stevenson, including Group President and member of the Board of Directors (1972-1998)

Education

• BBA in Finance, University of Texas

Other Boards/Organizations

• Eagle Materials Inc., member of its Audit Committee and former Chairman (2006-present)

• Exterran Corporation (2015-2018)

Qualifications

• During a 35-year business career, Mr. Stewart has been the principal executive officer with both operating and financial responsibility for the diesel engine and gas turbine power and service businesses at Stewart & Stevenson and then at GE Aero Energy. Mr. Stewart’s extensive experience including in Commercial and Industrial in the engine and power products business and expertise in Oilfield Services is valuable to the Board in its oversight of the Company’s distribution and services business and complements the marine transportation and petrochemical industry experience of a number of the Company’s other directors.

• Mr. Stewart’s extensive career has also provided him with expertise in Risk Management, Environmental, Safety Policies and Programs and Finance.

KIRBY | 2025 PROXY STATEMENT	21

Continuing Class II directors, serving until the Annual Meeting of Stockholders in 2027

TANYA S. BEDER

Chairman and CEO, SBCC Group ‘Strategy Building and Crisis Control’ Age: 69 Independent Director since 2019 Committees: • Audit • ESG and Nominating

Experience

• Founder, Chairman, and Chief Executive Officer of SBCC Group, ‘Strategy Building and Crisis Control’, an e-family office (present)

• Previously, Chief Executive Officer, Tribeca Global Management, a subsidiary of Citigroup, and Managing Director and Head of the Strategic Quantitative Investment Division, Caxton Associates; and President and Co-Founder of Capital Market Risk Advisors. In these roles she led the implementation of neural networks and other machine learning techniques to trading and risk management

• Held various positions with The First Boston Corporation (now UBS) where she was a derivatives trader and was on the mergers and acquisitions team in New York and London

• Ms. Beder is a Fellow in Practice at the Yale University International Center for Finance, and was previously a lecturer of public policy at Stanford University and previously a member of the Mathematical Finance Advisory Board at New York University

• Holds a certificates in Cybersecurity Oversight from Carnegie Mellon University Software Engineering Institute, Gaming Cyber and Information Operations from MORS (Military Operations Research Society), and Machine Learning in Business from the Massachusetts Institute of Technology

Education

• BA in Mathematics and Philosophy, Yale University

• MBA, Harvard Business School

Other Boards/Organizations

• Nabors Industries, Chair of the Compensation Committee, a qualified financial expert on the Audit Committee, and a member of the Technology & Safety Committee (2017-present)

• American Century Investments, Chair of the Board, Member of the Technology & Risk Committee and member of the Portfolio Committee (2011-present)

• Formerly, Advisory Board of the Columbia University Financial Engineering Program, and a trustee at the Institute for Pure and Applied Mathematics at UCLA

Qualifications

• Ms. Beder brings to the Board extensive asset management experience providing expertise in Finance, vast knowledge of operational and Risk Management, and experience serving as a director for both public and private companies. Ms. Beder’s audit and risk oversight committee experience adds valuable perspective to the collective experience of the independent directors including in the areas of machine learning, Information Technology/Cybersecurity, Oilfield Services, Climate and Sustainability, and Machine Learning and Artificial Intelligence, and Environmental, Safety Policies and Programs.

• She has Academia experience through her time as a Fellow In Practice at Yale and lecturer in Public Policy at Stanford, and her service on various university advisory boards. She also provides Science and Engineering expertise.

22	KIRBY | 2025 PROXY STATEMENT

BARRY E. DAVIS

Chairman, Pattern Energy Group LP Retired Chairman and CEO, EnLink Midstream Age: 63 Independent Director since 2015 Committees: • Compensation, Chair • Audit

Experience

• Pattern Energy Group LP, Chairman; Chair of the Nominating, Governance & Compensation Committee, (2024 – present)

• Chairman and Chief Executive Officer (2019-2022); Executive Chairman (2018-2019); President, Chief Executive Officer and Director (2014-2018), EnLink Midstream, LLC

• Chairman, Chief Executive Officer and President, Crosstex Energy (1996-2014 when EnLink Midstream was formed through the combination of Crosstex Energy and substantially all of the United States midstream assets of Devon Energy)

• Held management roles with other companies in the energy industry beginning in 1984

Education

• BBA in Finance, Texas Christian University

Other Boards/Organizations

• Eiger Resources LLC, Director (2023 – present)

• Natural Gas and Electric Power Society, former President

• Dallas Wildcat Committee, former Chairman

• Texas Christian University, Board of Trustees

Qualifications

• Mr. Davis has extensive knowledge and experience in Hydrocarbon Transportation, which is the primary business of EnLink Midstream and its predecessors. EnLink Midstream provides midstream energy services, including gathering, transmission, processing, fractionation, brine services and marketing of natural gas, natural gas liquids, condensate, and crude oil. EnLink Midstream’s assets include an extensive pipeline network, processing plants, fractionation facilities, storage facilities, rail terminals, barge and truck terminals, and an extensive fleet of trucks.

• His more than 40 years’ experience including as a senior executive at energy industry companies has provided him with Petrochemicals and Refining and Oilfield Services expertise, as well as Risk Management, Environmental, Safety Policies and Programs, Energy Transition, Information Technology/Cybersecurity, and Finance.

KIRBY | 2025 PROXY STATEMENT	23

SUSAN W. DIO

Retired Chairman and President, BP America Age: 64 Independent Director since 2023 Committees: • Audit

Experience

• Chairman and President, BP America Inc. (2018-2020)

• Chief Executive Officer, BP Shipping (2015-2018)

• Head, Audit, Refining and Marketing, BP (2013-2015)

• Served for over 36 years at BP in global, technical, and operational roles

Education

• BS, Chemical Engineering – University of Mississippi

Other Boards/Organizations

• Avina Clean Hydrogen, Advisory Board Member (2023-present)

• Britannia Steam Ship Insurance Associations, Ltd. (2018-2020), Independent Director

• Oil Companies International Marine Forum (2018-2020), Director and Vice-Chair

• International Tanker Owners Pollution Federation, Director and Advisory Committee Member

• Methodist Hospital – The Woodlands, Trustee

• Irving Oil Board, Independent Director (2021-present)

Qualifications

• Ms. Dio has over 35 years of experience in Shipping and Petrochemicals, serving as Chairman and President of one of the largest oil and gas companies in the world, BP America, and Chief Executive Officer of BP Shipping. At BP she served in various commercial, engineering, petrochemical and refining roles. As BP’s Head of Audit for Refining and Marketing she had oversight of operational risk management. As CEO of BP’s global shipping business, she managed the fleet of BP-operated and chartered vessels across the world. That experience is valuable to the Board in its oversight of the Company’s marine transportation business and distribution and services business.

• Her experience as an executive, including Chief Executive Officer, has provided Ms. Dio with expertise in Risk Management, Operational Management, Marine Transportation, Safety Policies and Programs, Finance, Public Policy, and Climate/Sustainability.

24	KIRBY | 2025 PROXY STATEMENT

THE BOARD OF DIRECTORS

The Company’s business is managed under the oversight and direction of the Board, which is responsible for strategic oversight, broad corporate policy, and monitoring the effectiveness of Company management. Members of the Board are kept informed about the Company’s businesses by participating in meetings of the Board and its committees, through operating and financial reports made at Board and committee meetings by Company management, through various reports and by visiting Company facilities. The Board’s development includes onsite meetings at key operating facilities which include interaction with employees at those locations.

Director Independence

NYSE listing standards require listed companies to have at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company.

The Board has determined that the following incumbent directors have no relationship with the Company except as directors and stockholders and are independent within the meaning of the NYSE listing standards:

Anne-Marie N. Ainsworth	Barry E. Davis	William M. Waterman

Richard J. Alario	Susan W. Dio	Shawn D. Williams

Tanya S. Beder	Richard R. Stewart

Our Chief Executive Officer, Mr. Grzebinski, has certified to the NYSE that the Company is in compliance with NYSE corporate governance listing standards.

Risk Oversight

The Board is responsible for the risk oversight function and has designated the Audit Committee, the Compensation Committee, and the ESG and Nominating Committee certain responsibilities to provide assistance in fulfilling the Board’s responsibilities. The Board seeks to align risk oversight with its disclosure controls and procedures, and a particular risk will be monitored and evaluated by another Board committee with primary responsibility in the area of the subject matter involved. For example, the Compensation Committee reviews the risks related to the Company’s compensation policies and practices and the Audit Committee receives regular reports and updates on cybersecurity issues. On a quarterly basis, management prepares and reviews with the Audit Committee and the Board the risks outlined in the Company’s most recent Annual Report on Form 10-K, any new risks identified in the Company’s most recent Quarterly Report on Form 10-Q, and annually a comprehensive assessment of the identified internal and external risks of the Company that includes evaluations of the potential impact of each identified risk, its probability of occurrence and the effectiveness of the controls that are in place to mitigate the risk. The Audit Committee and the Board also receive regular reports of any events or circumstances involving risks outside the normal course of business of the Company. The ESG and Nominating Committee oversees the Company’s ESG programs, including environmental risk, including climate change, as well as the Corporate Sustainability report, Task Force on Climate-Related Financial Disclosures, and Sustainability Accounting Standards Board disclosures. The Board and its committees also review potential emerging risks as they seek to anticipate future threats and trends that may impact the Company. Management and, where appropriate, internal and external experts provide reports on risks in their respective areas of responsibility or expertise. Frequency of updates and discussion of risks varies depending on the immediacy or severity of the risk, with more immediate or severe risks being updated and reviewed more frequently.

Board Leadership Structure

The Board has no set policy concerning the separation of the positions of Chairman of the Board and Chief Executive Officer, but retains the flexibility to decide how the two positions should be filled based on the circumstances existing at any given time. Currently, the positions of Chairman of the Board and Chief Executive Officer are separated.

KIRBY | 2025 PROXY STATEMENT	25

Joseph H. Pyne, Kirby’s Chairman of the Board since 2010, retired from the board at the 2024 Annual Meeting of Stockholders. The Board determined that Mr. Alario would succeed Mr. Pyne as the Chairman of the Board effective as of the 2024 Annual Meeting. Mr. Alario has been a member of the Board since 2011 and served as the Company’s Lead Independent Director since 2015, presiding at the regular executive sessions of the non-management directors that are held at least quarterly. An executive session with only independent directors is held at least once per year. As Lead Independent Director, Mr. Alario also served as a liaison between the independent directors and management on certain matters that were not within the area of responsibility of a particular committee of the Board. When Mr. Alario succeeded Mr. Pyne as Chairman of the Board, that role is now held by an independent director, so there was no longer a separately designated Lead Independent Director.

Board Committees

The Board has established three standing committees, including the Audit Committee, the Compensation Committee, and the ESG and Nominating Committee. All of the members of each committee are independent, as that term is defined in applicable SEC and NYSE rules. The member composition and a brief description of the principal functions of each committee is briefly described below.

Board Member	Member Type	Audit Committee	Compensation Committee	ESG and Nominating Committee

Anne-Marie N. Ainsworth(1)	Independent	M		C

Richard J. Alario(1)	Independent		M	M

Tanya S. Beder	Independent	M		M

Barry E. Davis	Independent	M	C

Susan W. Dio(2)	Independent	M

Richard R. Stewart	Independent	C

William M. Waterman	Independent		M	M

Shawn D. Williams	Independent		M	M

(1)	Ms. Ainsworth was elected to serve as Committee Chair of the ESG and Nominating Committee to replace Mr. Alario on April 26, 2024.
(2)	Ms. Dio was elected to serve on the Audit Committee effective April 26, 2024.

C – Committee Chair

M – Committee Member

Audit Committee

The Board has determined that all of the members of the Audit Committee are “audit committee financial experts,” as that term is defined in SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/ Governance Documents.

PRINCIPAL FUNCTIONS
Monitor the Company’s financial reporting, accounting procedures, and systems of internal controls
Select the independent auditors for the Company
Review the Company’s audited annual and unaudited quarterly financial statements with management and the independent auditors
Monitor the independence and performance of the Company’s independent auditors and internal audit function
Monitor the Company’s compliance with legal and regulatory requirements
Review with management the Company’s policies with respect to risk assessment and risk management, including review of cybersecurity processes, procedures, and safeguards

26	KIRBY | 2025 PROXY STATEMENT

Compensation Committee

All of the members of the Compensation Committee are “Non-Employee Directors” and “outside directors” as defined in relevant federal securities and tax regulations. The Compensation Committee operates under a written charter adopted by the Board. The Committee oversees compensation for Kirby’s senior executives (including salary, bonus, and performance share awards), as well as succession planning for key executive positions. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

PRINCIPAL FUNCTIONS
Determine the compensation of executive officers of the Company
Reviews and approves the corporate goals and objectives
Administer the Company’s annual incentive bonus program

Administer the Company’s stock option, restricted stock, restricted stock units (“RSUs”), and long-term incentive plans and grant stock options, restricted stock, RSUs, and long-term performance awards under such plans

Reviews and approves the Compensation Discussion and Analysis (“CD&A”) and recommends to the Board the inclusion of the CD&A in the proxy statement

ESG and Nominating Committee

The ESG and Nominating Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

PRINCIPAL FUNCTIONS
Reviews corporate governance policies annually
Recommend candidates for election to the Board
Review all related person transactions
Oversee the operation and effectiveness of the Board

Lead the annual review of the Board and management performance, including the CEO

Oversees and monitors the Company’s environmental, including climate-related, risks and review and assess the Company’s environmental and sustainability policies and strategies and oversees publication of the Company’s sustainability report

The ESG and Nominating Committee will consider director candidates recommended by stockholders or proposed by stockholders in accordance with the Company’s Bylaws. Recommendations may be sent to the Chairman of the ESG and Nominating Committee, Kirby Corporation, P.O. Box 1745, Houston, Texas 77251-1745, accompanied by biographical information for evaluation. The Board of the Company has approved Criteria for the Selection of Directors which the ESG and Nominating Committee will consider in evaluating director candidates. The criteria address compliance with SEC and NYSE requirements relating to the composition of the Board and its committees, as well as character, integrity, experience, understanding of the Company’s business, and willingness to commit sufficient time to the Company’s business. The criteria are available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/ Governance Documents.

In addition to the above criteria, the Corporate Governance Guidelines and ESG and Nominating Committee Charter include provisions concerning the consideration of diversity in business experience, professional skills, gender, race, and ethnic background in selecting nominees for director. The Company and ESG and Nominating Committee are committed to having a Board that reflects diverse perspectives and actively seeks out highly qualified candidates that include women and individuals from minority groups when board nominees are chosen. The ESG and Nominating Committee took these provisions into account in electing new members to the Board in 2019, 2021 and 2023.

When there is a vacancy on the Board (i.e., in cases other than the nomination of an existing director for reelection), the Board and the ESG and Nominating Committee have considered candidates identified by executive search firms, candidates recommended by stockholders and candidates recommended by other directors. The ESG and Nominating Committee will continue to consider candidates from any of those sources when future vacancies occur. The ESG and Nominating Committee accepts stockholder recommendations of director candidates and evaluates such candidates in the same manner as other candidates. Stockholders who wish to submit a candidate for consideration by the ESG and Nominating Committee for election at our Annual Meeting may do so by submitting in writing the candidate’s name, together with the information described under the Company’s Bylaws.

KIRBY | 2025 PROXY STATEMENT	27

Attendance at Meetings

It is the Company’s policy that directors are expected to attend Board meetings and meetings of committees on which they serve and are expected to attend the Annual Meeting of Stockholders of the Company. During 2024, the Board met four times, the Audit Committee met eight times, the Compensation Committee met five times and the ESG and Nominating Committee met four times. Each director then serving attended more than 75% of the aggregate number of the meetings of the Board and of all the committees on which he or she served. All directors then serving attended the 2024 Annual Meeting of Stockholders of the Company.

Director Compensation

Directors who are employees of the Company receive no additional compensation for their service on the Board. Compensation of nonemployee directors is determined by the full Board, which may consider recommendations of the Compensation Committee. Past practice has been to review director compensation when the Board believes that an adjustment may be necessary in order to remain competitive with director compensation of comparable companies. Management of the Company periodically collects published survey information on director compensation for purposes of comparison.

Each nonemployee director receives an annual fee of $85,000. A director may elect to receive the annual fee in cash, stock options or restricted stock. The Chairman of the Board receives an additional annual fee of $150,000, the Chairman of the Audit Committee receives an additional annual fee of $20,000, the Chairman of the Compensation Committee receives an additional annual fee of $15,000, and the Chairman of the ESG and Nominating Committee receives an additional annual fee of $10,000. If not the Chairman of the Board, the lead independent director or presiding director at executive sessions of the non-management directors receives an additional annual fee of $20,000. In addition, each director receives an annual fee of $7,500 for each committee of the Board on which he or she serves. All fees are payable in four equal quarterly payments made at the end of each calendar quarter. The annual director fee is prorated for any director elected between annual stockholder meetings and the Chairman of the Board, committee chairman, lead independent or presiding director, and committee member fees are prorated for any director who is elected to such position between annual meetings of the Board. Directors are reimbursed for reasonable expenses incurred in attending meetings.

Prior to 2024, each nonemployee director received a fee of $3,000 for each board meeting attended, in person or by telephone, in excess of six meetings in any one calendar year. Also, prior to 2024, each member of a committee of the board received a fee of $3,000 for each committee meeting attended, in person or by telephone, in excess of ten meetings in any one calendar year in the case of the Audit Committee, in excess of eight meetings in any one calendar year in the case of the Compensation Committee and in excess of eight meetings in any one calendar year in the case of the ESG and Nominating Committee. In 2024, additional director and committee meeting fees were eliminated when the annual fee was raised.

In addition to the fees described above provided to the directors, the Company has a stock award plan for nonemployee directors of the Company which provides for the issuance of stock options and restricted stock. The director plan provides for automatic grants of restricted stock to nonemployee directors after each annual meeting of stockholders. Each director receives restricted shares of the Company’s common stock after each annual meeting of stockholders. The number of shares of restricted stock issued is equal to (a) $167,500 divided by (b) the fair market value of a share of stock on the date of grant multiplied by (c) 1.2. The director plan also provides for discretionary grants of up to an aggregate of 10,000 shares in the form of stock options or restricted stock. In addition, the director plan allows for the issuance of stock options or restricted stock in lieu of cash for all or part of the annual director fee at the option of the director. A director who elects to receive stock options in lieu of the annual cash fee will be granted an option for a number of shares equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 3. A director who elects to receive restricted stock in lieu of the annual cash fee will be issued a number of shares of restricted stock equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 1.2. The exercise price for all stock options granted under the director plan is the fair market value per share of the Company’s common stock on the date of grant. The restricted stock issued after each annual meeting of stockholders vests six months after the date of issuance. Stock options granted and restricted stock issued in lieu of cash director fees vest in equal quarterly increments during the year to which they relate. The stock options generally remain exercisable for ten years after the date of grant.

The Board has established stock ownership guidelines for officers and directors of the Company. Nonemployee directors must be in compliance within five years after first election as a director, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, nonemployee directors are required to own common stock of the Company having a value equal to a multiple of the annual cash director fee, which was raised from four to five in January 2024. As of December 31, 2024, all directors were in compliance with the then current stock ownership guidelines. The ESG and Nominating Committee of the Board will monitor compliance with the guidelines and may recommend modifications or exceptions to the Board.

28	KIRBY | 2025 PROXY STATEMENT

The following table summarizes the cash and equity compensation for nonemployee directors for the year ended December 31, 2024:

Nonemployee Director Compensation for 2024

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)(2)	OPTION AWARDS(1)(2)	TOTAL

Anne-Marie N. Ainsworth	$105,000	$201,062	$—	$306,062

Richard J. Alario	217,500	201,062	—	418,562

Tanya S. Beder	97,500	201,062	—	298,562

Barry E. Davis	93,750	201,062	—	294,812

Susan W. Dio	88,125	201,062	—	289,187

Joseph H. Pyne(3)	56,250	—	—	56,250

Richard R. Stewart	110,000	201,062	—	311,062

William M. Waterman	78,750	201,062	—	279,812

Shawn D. Williams	97,500	201,062	—	298,562

(1)

The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to restricted stock and option awards to the directors, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2024.

(2)

Mss. Ainsworth, Beder and Dio and Messrs. Alario, Davis, Stewart, Waterman, and Williams were each granted 1,828 shares of restricted stock on April 29, 2024 at a value of $109.99 per share. In 2024, none of the directors elected to receive the annual director fee in the form of restricted stock or stock options.

(3)

Mr. Pyne also received $11,130 in payments for office rent and administrative support, pursuant to his agreement effective on April 30, 2018 upon his retirement from the Company as an employee. Mr. Pyne retired from the Board on April 26, 2024.

(4)

Mr. Rocky B. Dewbre concluded his board service on April 26, 2024. He elected to take his annual director fee for the April 2023-2024 service period in the form of stock options and was granted 3,100 shares on May 1, 2023 at an exercise price of $72.65 per share. As his compensation for the period was in the form of stock options, there is no compensation for 2024 to be reflected in the table above.

Nonemployee Director Outstanding Equity at December 31, 2024 and Grant Date Fair Value of Equity Awarded During 2024

The following table shows the aggregate number of shares of unvested restricted stock and stock options outstanding for each nonemployee director as of December 31, 2024, as well as the grant date fair value of restricted stock awards made during 2024:

NAME	AGGREGATE SHARES OF UNVESTED RESTRICTED STOCK AS OF DECEMBER 31, 2024	AGGREGATE STOCK OPTIONS OUTSTANDING AS OF DECEMBER 31, 2024	GRANT DATE FAIR VALUE OF RESTRICTED STOCK DURING 2024

Anne-Marie N. Ainsworth	—	—	$201,062

Richard J. Alario	—	—	201,062

Tanya S. Beder	—	—	201,062

Barry E. Davis	—	8,480	201,062

Susan W. Dio	—	—	201,062

Richard R. Stewart	—	—	201,062

William M. Waterman	—	—	201,062

Shawn D. Williams	—	—	201,062

KIRBY | 2025 PROXY STATEMENT	29

TRANSACTIONS WITH

RELATED PERSONS

The Board has adopted a written policy on transactions with related persons that provides that certain transactions involving the Company and any of its directors, executive officers, or major stockholders or members of their immediate families, including all transactions that would be required to be disclosed as transactions with related persons in the Company’s Proxy Statement, are subject to approval in advance by the ESG and Nominating Committee, except that a member of the Committee will not participate in the review of a transaction in which that member has an interest. The Committee has the discretion to approve any transaction which it determines is in, or not inconsistent with, the best interests of the Company and its stockholders. If for any reason a transaction with a related person has not previously been approved, the Committee will review the transaction within a reasonable period of time and either ratify the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. If a transaction is ongoing or consists of a series of similar transactions, the Committee will review the transaction at least annually and either ratify the continuation of the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. The policy provides certain exceptions, including compensation approved by the Board or its Compensation Committee.

Mr. Grzebinski, Chief Executive Officer and a director of the Company, is a member of the board of directors of American Bureau of Shipping (“ABS”), a not-for-profit that provides global classification services to the marine, offshore and gas industries. The Company paid ABS $1.4 million in 2024 to perform audits and surveys of the Company’s vessels in the ordinary course of business.

Mr. Grzebinski is a member of the board of directors of the UK Protection & Indemnity Association (“UK P&I”), a mutual marine protection and indemnity organization that provides protection and indemnity insurance for third party liabilities and expenses arising from vessel operations. The Company paid the UK P&I $3.6 million in premiums during 2024 for coverage in the 2024-2025 policy period in the ordinary course of business.

Amy D. Husted, Executive Vice President, General Counsel and Secretary of the Company, is a member of the board of directors of Signal Mutual Indemnity Association Ltd (“Signal”), a group self-insurance not-for-profit organization authorized by the U.S. Department of Labor as a longshore worker’s compensation insurance provider. The Company has been a member of Signal since it was established in 1986. The Company paid Signal $0.6 million in 2024 in the ordinary course of business.

The husband of Ms. Husted is a partner in the law firm of Clark Hill PLC. The Company paid the law firm $2.6 million in 2024 for legal services. However, Mr. Husted is not involved in representing the Company in any legal matters related to the Company. Further, Mr. Grzebinski approves each engagement of the firm by the Company and the payment of fees billed by the firm.

The brother of Christian G. O’Neil, President and Chief Operating Officer of the Company, is a partner in the law firm of W. Sean O’Neil Attorney at Law. The Company paid the law firm $0.2 million in 2024 for legal services. Mr. Sean O’Neil does represent the Company in legal matters. However, Mr. Christian O’Neil is not involved in the engagement of Mr. Sean O’Neil. Further, Ms. Husted approves each engagement of the firm by the Company and the payment of fees billed by the firm.

No family relationship exists among the executive officers or among the executive officers and the directors.

30	KIRBY | 2025 PROXY STATEMENT

VOTING ITEM 2:

AUDIT COMMITTEE MATTERS

RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. KPMG served as the Company’s independent accounting firm for the fiscal year ending December 31, 2024 and has served in such capacity since 1992. Although the Audit Committee has the sole authority and responsibility to select and evaluate the performance of the independent accounting firm for the Company, the Board is requesting, as a matter of good corporate governance, that the Company’s stockholders ratify the selection of KPMG for 2025.

The Board of Directors of the Company unanimously recommends that you vote “FOR” the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2025.

Ratification of the selection of KPMG requires the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. If the stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection. However, because of the difficulty and expense of changing independent auditors at this point in the year, the selection of KPMG would probably be continued for 2025 in the absence of extraordinary reasons for making an immediate change. If the stockholders do ratify the selection of KPMG, the Audit Committee will retain the authority to make a change if warranted in its judgment.

Representatives of KPMG are expected to be present at the 2025 Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the fees billed by KPMG, the Company’s independent registered public accounting firm, during the last two fiscal years:

	2024	2023

Audit Fees	$2,025,160	$1,853,350

Tax Fees	45,000	42,500

All Other Fees	—	—

Total	$2,070,160	$1,895,850

Audit Fees are fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements, or services normally provided in connection with statutory or regulatory filings. This category also includes fees for issuance of comfort letters, consents and review of documents filed with the SEC. There were no separate Audit-Related Fees for the reported periods.

Tax Fees are fees for professional services rendered by KPMG for tax compliance, tax advice and tax planning. Services performed by KPMG in this category included the review of the Company’s federal income tax returns.

All other fees are the aggregate fees billed for services other than “Audit Fees” or “Tax Fees.”

Each engagement of the independent registered public accounting firm to perform audit or non-audit services must be and were approved in advance by the Company’s Audit Committee or by its Chairman pursuant to delegated authority.

KIRBY | 2025 PROXY STATEMENT	31

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is responsible for monitoring the integrity of the Company’s financial reporting, accounting procedures and internal controls. The Audit Committee is composed of five directors, all of whom are independent within the meaning of the SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board.

Management is primarily responsible for the Company’s financial reporting process and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and issuing a report on the conformity of the financial statements with generally accepted accounting principles. The Company’s independent auditors are also responsible for performing an audit of the Company’s internal control over financial reporting. The Audit Committee is responsible for overseeing those processes.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2024 with management and the independent auditors. The Audit Committee also (a) discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), (b) received the written disclosures and letter from the independent auditors required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and (c) discussed with the independent auditors their independence.

Based on the Audit Committee’s review of the audited financial statements for the year ended December 31, 2024 and the Audit Committee’s discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which has been filed with the Securities and Exchange Commission.

Audit Committee

Richard R. Stewart, Chairman

Anne-Marie N. Ainsworth

Tanya S. Beder

Barry E. Davis

Susan W. Dio

32	KIRBY | 2025 PROXY STATEMENT

VOTING ITEM 3:

EXECUTIVE COMPENSATION

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC, our stockholders have the opportunity to cast an annual non-binding advisory vote to approve the compensation of the Company’s named executive officers.

The Company is requesting your approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers as disclosed and discussed under “EXECUTIVE COMPENSATION” on pages 32-50 of this Proxy Statement. We believe that our executive compensation:

•	is competitive as necessary to attract and retain qualified executives;

•	is appropriately tied to Company and individual performance;

•	is designed with both short-term and long-term business objectives of the Company in mind and is aligned with long- term time horizons that reward corporate performance;

•	appropriately balances at risk pay through short and long term incentives;

•	does not encourage excessive risk-taking by the Company’s management; and

•	properly aligns the interests of management with those of the Company’s stockholders.

For those reasons, we are asking you to approve the following resolution:

RESOLVED that the compensation of the Company’s named executive officers as described under “EXECUTIVE COMPENSATION” in the Company’s Proxy Statement for its 2025 Annual Meeting of Stockholders is approved.

Although the vote on approval of executive compensation is not binding, the Compensation Committee and the Board will consider the result of the vote in making future compensation decisions.

The Board of Directors of the Company unanimously recommends that you vote “FOR” Proposal 3 approving the compensation of the named executive officers as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) is intended to help you understand the executive compensation practices and decisions made in 2024 relating to the named executive officers listed below (the “named executive officers” or NEOs”) should be read in conjunction with the compensation tables and related narrative of this Proxy Statement.

Executive Summary

Named Executive Officers

The Company’s NEOs for 2024 and their positions with the Company at the end of the year were:

NEO	Title

David W. Grzebinski	Chief Executive Officer

Raj Kumar	Executive Vice President and Chief Financial Officer

Christian G. O’Neil	President and Chief Operating Officer

Amy D. Husted	Executive Vice President, General Counsel and Secretary

Scott P. Miller	Vice President and Chief Information Officer

KIRBY | 2025 PROXY STATEMENT	33

Compensation Objectives

Our compensation programs are guided by a pay for performance philosophy and the following principles and objectives:

•	Competitiveness: Attract and retain executives with competitive compensation opportunities;

•	Performance Accountability: Motivate and pay for consistently strong financial and operational performance over time; and

•	Stockholder Alignment: Align our executives’ and stockholders’ interests by rewarding performance that results in increased profitability and delivers growth in long-term stockholder value.

Key Company Performance Achievements

Adjusted EBITDA $708 mm (27% increase over 2023)	Adjusted EPS $5.46 (47% increase over 2023)	Debt to Capitalization ratio reduced to 20.7%

Total Stockholder Return One Year: +35% Three Year: +78%

The Company’s overall performance in 2024 was impacted by:

•	Increased revenues and operating income in the KMT segment, primarily due to increased demand, limited barge availability and higher term and spot pricing; and

•

Revenues and operating income declined slightly in the KDS segment, as strong power generation and marine repair markets were offset by softness in the on-highway and oil and gas businesses due to the ongoing trucking recession and lower conventional oilfield activity, respectively.

During 2024, our strong financial performance in the KMT segment was partially offset by river closures, lock delays, weather conditions, and several refinery closures. The KDS segment experienced strong growth in power generation and marine repair but ongoing supply chain delays and weakness in other markets negatively impacted results. In combination, the Company was able to generate strong growth in earnings, with adjusted EBITDA of $708 million, and adjusted EPS of $5.46 per share. We also reduced our debt to capitalization ratio to 20.7%.

The Company also achieved 35% total stockholder return for 2024, and 78% in total over the last three years due to a focus on stringent cost controls, prudent capital expenditures, debt reduction, stock repurchases and operational excellence. That consistent adherence to our long-term strategy positioned us to generate strong free cash flow and to capitalize on improving market conditions during 2024.

34	KIRBY | 2025 PROXY STATEMENT

The following table summarizes several key Company financial measures for 2024 in comparison to 2023 (in millions, except for per share amounts):

	2024		2023

Total assets	$5,852		$5,722

Total revenues	$3,266		$3,092

Adjusted net earnings attributable to Kirby(5)	$319	(2)(3)	$223	(4)

Adjusted EBITDA(1)(5)	$708	(2)	$557

Adjusted earnings per share (diluted)(1)(5)	$5.46	(2)(3)	$3.72	(4)

(1)	Performance measures for annual and long-term incentive compensation discussed under “Elements of Compensation – Annual Incentive Compensation” below.

(2)	Excludes a $43.0 million after-tax, or $0.74 per share one-time charge associated with impairments.

(3)	Excludes $10.9 million after-tax, or $0.19 per share of one-time credit associated with a change in Louisiana tax law.

(4)

Excludes $2.4 million after-tax, or $0.04 per share of costs related to strategic review and stockholder engagement and $2.2 million after-tax, or $0.04 per share of other income associated with the interest on a refund from the Internal Revenue Service.

(5)

Adjusted net earnings attributable to Kirby, Adjusted EBITDA and Adjusted earnings per share are non-GAAP financial measures. Please refer to Appendix A and Appendix B for additional information and a reconciliation to the most directly comparable GAAP financial measures.

What Pay Actions Did We Take in 2024?

We made modest adjustments to target pay opportunities and increased the weight on performance-based long-term incentives for our NEOs:

•	Base salaries adjusted to keep pace with market: NEOs received increases ranging from 4% to 12% intended to maintain competitive levels relative to market;

•	2024 annual incentive earned above target: strong financial and operational performance resulted in a Corporate performance factor of 148.0% of target under the Annual Incentive Program;

•

Long-term Performance payout for 2022 – 2024 earned above target: long-term performance awards for the 2022 – 2024 period paid out at 137.6% of target for Mr. Grzebinski and Mr. Kumar and 138.5% of target for Mr. O’Neil, reflecting above-target performance on cumulative adjusted EBITDA and Return on Total Capital performance. Our other NEOs were not eligible for long-term performance awards at the beginning of the 2022 – 2024 performance period;

•

Increased Weight on Performance-based Long-term Incentives: the weighting on performance-based awards was increased from 40% to 50% of total long-term incentive value for our CEO, President & COO(1), and EVP & CFO; and

•

Expanded Participation in Performance-based Long-term Incentives (new for 2025): our Committee approved expanding participation in performance-based long-term incentives beginning in 2025, with all executives at the EVP level and all of our NEOs receiving 50% of their LTI value in performance-based cash awards.

Chief Executive Officer Compensation

•	Base Salary: Mr. Grzebinski received a 4% salary increase in July 2024 after having his salary held flat during 2023

•	Target Bonus Opportunity: His target bonus remained constant at 115% of base salary

•

Long-term Incentive Grant: His long-term incentive value was increased by 5.1%, with 50% of his 2024 award in the form of long-term performance-based compensation (as compared to 40% of his award in 2023)

(1)	For Mr. O’Neil, President and Chief Operating Officer of the Company, performance is based upon a blend of the performance of Corporate for 2024 and the KMT business for 2022 and 2023.

KIRBY | 2025 PROXY STATEMENT	35

CEO 2024 COMPENSATION - TARGET VERSUS REPORTED

Component	Target	Reported	Notes

Base Salary*	$1,075,620	$1,054,935	4% increase reflecting competitive market level after being held flat during 2023

Annual Incentive (percent of salary)	$1,236,963 115%	$1,795,499 115%	Earned at 148.0% of target.

Performance Award	$1,500,000	$2,064,000 (137.6% of target)	Target amount reflects opportunity for 2022 - 2024 performance period Reported payout reflects result for 2022 - 2024 performance period (137.6% of target)

Restricted Stock Units	$2,075,000	$2,075,154	Target amount reflects intended face value of annual grant Reported amount is the grant date value based on closing price on date of grant

Total	$5,887,583	$6,989,588

*	Target base salary is effective as of July 1, 2024. Reported base salary for 2024 is reflected in the Summary Compensation Table on Page 45.

CEO TARGET PAY MIX 82% AT RISK	CEO 2024 TARGET AND REPORTED PAY ($MM)

CEO
Target
Pay
Mix
18%
21%
26%
35%
82% AT RISK
Base Salary
Annual Incentive
Performance Cash
Restricted Stock Units

$5.90
$2.08
$1.50
$1.24
$1.08
$6.99
$2.08
$2.06
$1.80
$1.05
Target
Reported

2024 Say on Pay Vote

At the Company’s 2024 Annual Meeting, stockholders approved the compensation of the Company’s named executive officers by 72% of the votes cast. While this outcome reflects significant support for our existing programs, it was not as strong a level of support as we normally receive.

We have a practice of engaging with stockholders regularly on multiple subjects including executive compensation. Following the 2024 vote, we contacted 44 stockholders, reflecting roughly 73.2% of shares outstanding, and met with 34 to gather feedback on the design and administration of our current executive compensation program.

Stockholders generally expressed support for our programs, including appreciation for the following features:

•

Performance measure selection: most stockholders were supportive of the performance metrics in our short-term and long-term incentive programs, including the use of Return on Total Capital (“ROTC”) as both a short-term and long-term performance measure;

•

Long-term incentive vesting: most stockholders expressed appreciation for the five-year vesting on our time-based RSU awards, noting that five years is a longer vesting period than they typically see; and

36	KIRBY | 2025 PROXY STATEMENT

•	Increased weight on performance-based LTI: stockholders were generally supportive of the increased weight on performance-based LTI for our CEO, President & COO and EVP & CFO for 2024.

We explicitly sought feedback on the one-time, special circumstances acceleration and cash settlement of unvested equity for a departing NEO (Kim B. Clarke) in 2023. It is not our normal practice to provide such enhanced benefits to executives upon retirement, and most of our stockholders expressed a low level of concern on this topic.

The feedback we received during our outreach following the 2024 Annual Meeting was an important factor in Board and Committee discussions. Based in part upon stockholder feedback, and in part upon the Committee’s desire to maintain alignment with our pay philosophy, emerging market trends and the interests of our stockholders, the Company took the following actions for 2025:

•

Increased participation in performance-based LTI awards: beginning in 2025, all Company executives at the EVP level and above, as well as all NEOs, will receive 50% of their LTI value in the form of performance-based LTI. The pool of executives receiving performance-based LTI awards was expanded to include key executives; and

•

Expanded disclosure of annual incentive compensation: most stockholders were supportive of greater transparency regarding the determination of incentive plan payouts; we have expanded our disclosure of performance goals and achievement levels in this year’s proxy.

The Committee values the input of our stockholders on the design and administration of our pay, and we will continue to engage with our stockholders on the topic of executive compensation.

Pay Elements: Program Design and 2024 Outcomes

Elements of Compensation

General

NEO compensation is targeted at the middle range of our competitive market, with a majority provided in a form that is at risk and performance based.

Element	Commentary

Base salary	Set at competitive levels through market surveys of positions of comparable levels, scope and complexity, relative to our peers and broader market to help promote attraction and retention

Annual incentive bonus	Annual variable cash award, with payouts based upon pre-determined financial and operational performance goals

Long-term incentives	Provided in a combination of time-based stock vesting over five years and performance-based cash vesting over three years, promoting long-term ownership and alignment with our stockholders

Benchmarking: Use of Peer Group Data

As recommended by Meridian Compensation Partners (“Meridian”), the Compensation Committee’s independent advisor, we used compensation data from the following group of companies to help inform decisions regarding executive pay levels and program design.

Chart Industries, Inc.	Matson, Inc.	Ryder System, Inc.

DNOW, Inc.	MRC Global, Inc.	Schneider National, Inc.

Forward Air Corporation	NOV, Inc.	TechnipFMC plc

GATX Corporation	NuStar Energy L.P.	Tidewater Inc.

Genesis Energy, L.P.	Oceaneering International, Inc.	Werner Enterprises, Inc.

Hub Group, Inc.	Old Dominion Freight Line, Inc.	XPO, Inc.

Knight-Swift Transportation Holdings, Inc.

KIRBY | 2025 PROXY STATEMENT	37

Based upon Meridian’s recommendation, our 2024 peer group included several new companies intended to help better align Kirby with the middle range of peers for financial size and operational complexity. We also believe the combination of midstream oil and gas, oilfield services, and transportation companies provides a valid frame of reference for our unique combination of businesses.

As of July 2024, when the Committee approved the peer group, Kirby’s financial size was generally within the middle range of peers:

Revenues	Assets	Enterprise Value

45th percentile	57th percentile	60th percentile

Base Salaries

Our starting point for base salaries is market median, adjusting higher or lower based upon individual NEO responsibilities, experience, performance, market trends, and the relevance of available market benchmarks.

EXECUTIVE	2023 SALARY	2024 SALARY	% CHANGE

David W. Grzebinski	$1,034,250	$1,075,620	4.0%

Raj Kumar	$556,500	$578,760	4.0%

Christian G. O’Neil	$630,587	$674,728	7.0%

Amy D. Husted	$470,128	$488,933	4.0%

Scott P. Miller	$410,025	$459,228	12.0%

Annual Incentive Bonus

Annual incentives are designed to attract, retain, and reward NEOs with competitive opportunities that reward sustainable, safe, and profitable performance that benefits our stockholders and contributes to long-term growth. The Company sets targets for its AIP aimed at driving strong financial performance. When compared to 2023 AIP, 2024 AIP financial metric targets were increased by 70% for EPS and 34% for EBITDA, reflecting the Company’s commitment to strong growing financial performance.

2024 Target Bonus Opportunities (as a percent of salary)

Mr. O’Neil’s target incentive opportunity was increased from 90% of salary to 100% of salary as part of his promotion to President & COO. Target opportunities for our other NEOs were unchanged for 2024.

EXECUTIVE	2024 TARGET BONUS OPPORTUNITY (% OF SALARY)

David W. Grzebinski	115%

Raj Kumar	70%

Christian G. O’Neil	100%

Amy D. Husted	70%

Scott P. Miller	70%

Performance Categories and Weightings

CATEGORY	WEIGHT	COMPONENTS	WEIGHT	RATIONALE

Financial	80%	EBITDA	40%	Promote focus on profitable operations and efficient use of capital which when achieved on an annual basis lead to long-term growth
		EPS	30%
		Return on Capital	10%

Operational & ESG	20%	Basket of 10 operational objectives	20%	Provides direct line of sight to achievement of key strategic objectives that contribute to sustainable financial success including vessel uptime, vessel utility, labor utilization, safety performance (which consisted of three safety focus areas), e-commerce growth, increasing growth in ESG revenue, cost management, and working capital management

38	KIRBY | 2025 PROXY STATEMENT

Financial Performance Measure Definitions

Adjusted EBITDA for the year is calculated by adding the following amounts shown in the Company’s audited financial statements:

(1)	net earnings attributable to Kirby;

(2)	depreciation and amortization;

(3)	interest expense;

(4)	provision for taxes on income; and

(5)	impairment of assets.

Adjusted earnings per share is diluted net earnings per share attributable to the Company’s common stockholders as shown in the Company’s Consolidated Statements of Earnings for 2024, adjusted for impairment of assets and a Louisiana tax law change. Operating performance and ESG are based on the achievement of certain operating performance and ESG targets set for 2024.

Return on total capital for the year is calculated by dividing (i) Adjusted net earnings attributable to Kirby plus provision for taxes on income plus interest expense by (ii) the average total equity plus long-term debt for the year.

Goal Setting Process

The Committee considered multiple factors in setting target performance levels for performance metrics under the 2024 Annual Incentive Plan (“AIP”), including the operational and macroeconomic environment in which we operated during 2024. Specifically, target performance metrics were calibrated based upon the following considerations:

•	Macroeconomic environment: The estimated economic growth, impact of inflation, supply chain disruptions, commodity and fuel prices, and regulatory activity on the Company’s business in 2024;

•

Strategic and operating plan for 2024: Assessment of the Company’s planned activities for the year. These activities for 2024 included both business segments achieving targeted levels of utilization and pricing to enhance strong financial performance, achieving high safety targets, expanding KDS power generation revenue through penetration of new emerging markets outside of conventional oil and gas with the overarching goal of achieving higher operating margins; and

•	Anticipated levels of capital expenditure: age of our fleet and plans for equipment upgrades or replacement for both business segments.

Considering these factors and to ensure that our 2024 AIP continued to appropriately incentivize our executives to maximize stockholder value, the Committee determined that the goals established in our annual incentive plan were appropriately challenging.

Plan Administration for 2024

Financial Performance (80% weight)

The table below summarizes performance goals, achievement and payout for the financial portion of the annual incentive

PERFORMANCE METRIC	THRESHOLD	TARGET	MAXIMUM	ACTUAL	PAYOUT	WEIGHTED PAYOUT

Adjusted EBITDA (50%)	$533.4M	$666.7M	$800.0M	$708.3M	131.2%	65.6%

Adjusted EPS (37.5%)	$3.86	$4.82	$5.78	$5.46	166.7%	62.5%

Return on Capital (12.5%)	7.9%	9.9%	11.9%	10.9%	152.4%	19.1%

Weighted Average Payout (Financial Performance)						147.2%

Operational Performance (20% weight)

The operating performance metrics for our 2024 AIP were a basket of ten (10) internal strategic and operating goals designed to provide direct line of sight to achievement of key strategic priorities that support sustainable financial success. Categories, as described above, include vessel uptime, vessel utility, labor utilization, safety performance, e-commerce growth, increasing ESG-related revenue, cost management, and working capital management.

KIRBY | 2025 PROXY STATEMENT	39

Some key operational achievements that contributed to the payout determination for 2024 included:

•	Safety performance – focuses on achievement of key safety initiatives and training

•	E-commerce revenue – expanding sales growth year over year

•	Increase in ESG related revenue through our KDS business segment

•	Marine uptime – achieve high targeted utilization

•	Working capital management – improve working capital across each business segment

Each metric was assigned a “threshold”, “target” and “maximum” performance level. The targets and metrics relating to each operating performance metric goal is highly confidential information, and providing our specific operating performance targets and metrics would give competitors insight into our internal goals, milestones, strategy, and timelines. Disclosure would allow our competitors to adjust their own strategy in a way that would cause us irreparable competitive harm. Accordingly, we have balanced the need for confidentiality with providing further detail into those targets and metrics. When approved, the Compensation Committee believed that each operating performance metric target presented challenging, stretch goals.

For 2024, the Committee determined that the operating performance metrics were achieved at 151.1%

Payout Calculation

Based upon our Financial and Operational achievement described above, the final AIP payout factor was calculated as follows:

FINANCIAL PERFORMANCE FACTOR		FINANCIAL PERFORMANCE WEIGHT		OPERATING PERFORMANCE FACTOR		OPERATING PERFORMANCE WEIGHT		WEIGHTED AVERAGE CORPORATE PERFORMANCE FACTOR
147.2%	x	80%	+	151.1%	x	20%	=	148.0%

The table below summarizes target opportunity and calculated bonus by individual:

EXECUTIVE	ELIGIBLE EARNINGS	X	TARGET BONUS PERCENT	X	CORPORATE PAYOUT FACTOR	ACTUAL BONUS PAID
David W. Grzebinski	$1,054,935		115%		148.0%	$1,795,499
Raj Kumar	$567,630		70%		148.0%	$588,065
Christian G. O’Neil	$660,516		100%		148.0%	$977,564
Amy D. Husted	$479,531		70%		148.0%	$496,794
Scott P. Miller	$434,626		70%		148.0%	$450,273

Long-Term Incentive Compensation

Our long-term incentive program is intended to align management with stockholder interests, to promote retention and long-term ownership, and to reward management for achievement of sustained multi-year financial performance that leads to growth in stockholder value.

As with base salary and annual incentive opportunities, the starting point for long-term incentive grants is the middle range of our competitive market. Individual award levels also reflect considerations such as internal equity, company and individual performance, share availability and dilutive impact.

For 2024, grants of 50% time-based RSUs and 50% long-term performance cash were awarded to Mr. Grzebinski, Mr. Kumar and Mr. O’Neil. Awards of 100% time-based RSUs were granted to Ms. Husted and Mr. Miller.

40	KIRBY | 2025 PROXY STATEMENT

The target values of the awards, broken down by component, were as follows:

EXECUTIVE	RSU AWARD VALUE	LONG-TERM PERFORMANCE AWARD (TARGET VALUE)	TOTAL

David W. Grzebinski	$2,075,000	$2,075,000	$4,150,000

Raj Kumar	$550,000	$550,000	$1,100,000

Christian G. O’Neil	$1,050,000	$1,050,000	$2,100,000

Amy D. Husted	$800,000	—	$800,000

Scott P. Miller	$600,000	—	$600,000

In addition, on August 5, 2024, Ms. Husted received a one-time equity grant in the form of RSUs having a target value of $100,000 in connection with her promotion to Executive Vice President, General Counsel and Secretary as disclosed on the Company’s Current Report on Form 8-K filed August 1, 2024.

Restricted Stock Unit Awards

The values shown above for our NEOs are “target” or grant-date values. Ultimate value of RSU awards depends upon our stock price performance between the grant date and vesting date. Awards vest over five years, with 20% vesting on or about the anniversary of the grant date, with a minimum vesting term of one year.

Long-term Performance Awards

Our long-term performance award values reflect a target opportunity that pays out at the end of three years based upon cumulative financial performance over a three-year performance period in terms of the following metrics:

•	EBITDA (50% weight)

•	Return on Total Capital (50% weight)

Achievement is measured against quantitative goals that we do not forward-disclose. Forward disclosure would provide our competitors with potentially damaging insights to our long-term expectations and strategic planning. Details regarding goals and outcomes for the 2022 – 2024 performance period are discussed below.

Because these awards are cash-denominated and performance is tied to financial performance metrics, the target value of 2024 awards are included in the Grants of Plan Based Awards Table but is not reported in the Summary Compensation Table as part of 2024 compensation. The values that appear in the Summary Compensation Table reflect payout from the long-term performance awards for the 2022 – 2024 performance period as discussed below.

2022 – 2024 Long-term Performance Payout

The table below summarizes goals and actual achievement for the 2022-2024 long-term performance awards for Mr. Grzebinski and Mr. Kumar:

Performance Factor

PERFORMANCE METRIC	THRESHOLD	TARGET	MAXIMUM	ACTUAL	PAYOUT	WEIGHTED PAYOUT

Adjusted EBITDA (50%)	$1,241,222	$1,551,527	$2,016,985	$1,676,183	126.8%	63.4%

Return on Total Capital (50%)	5.7%	7.1%	9.3%	8.2%	148.4%	74.2%

Weighted Average Achievement(1)						137.6%

(1)	For Mr. O’Neil, President and Chief Operating Officer of the Company, performance was based upon a blend of the performance of Corporate for 2024 and the KMT business for 2022 and 2023.

KIRBY | 2025 PROXY STATEMENT	41

Payout Calculation

EXECUTIVE	2022 TARGET AWARD VALUE	X	WEIGHTED PAYOUT FACTOR	=	ACTUAL PAYOUT

David W. Grzebinski	$1,500,000		137.6%		$2,064,000

Raj Kumar	$320,000		137.6%		$440,320

Christian G. O’Neil	$600,000		138.5%		$831,000

The earned amounts for Mr. Grzebinski, Mr. Kumar and Mr. O’Neil are included in the Non-Equity Incentive Plan column of the Summary Compensation Table.

Retirement Plans

Prior to 2022, the Company maintained two primary retirement plans in which the named executive officers were eligible to participate on the same basis as broad categories of employees — a Profit Sharing Plan and a 401(k) Plan. In January 2022, the Profit Sharing Plan funds and administration were transferred into the 401(k) Plan, but maintained as a separate source, and future contributions for the Profit Sharing Plan will be contributed by the Company to the 401(k) Plan on the same basis. All employees of the Company are eligible to participate in the 401(k) Plan, under which the Company matches employee contributions in an amount up to 3% of an employee’s base salary.

Mr. O’Neil and Ms. Husted are participants in one of the Company’s pension plans pursuant to the Company’s acquisition of Hollywood Marine in 1999. Effective December 31, 1999, the plan ceased to accrue additional benefits for former shore-side employees of Hollywood Marine. As of December 31, 2024, the present value of accumulated benefits was $10,038 for Mr. O’Neil and $23,071 for Ms. Husted. No other named executive officers were eligible to participate in the Company’s pension plans.

The Company maintains an unfunded, nonqualified Deferred Compensation Plan for Key Employees, which is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The plan is designed to restore benefits for employees being compensated in excess of certain limits (base salary of $345,000 per annum for 2024). In 2024, the Committee approved contributions for each participant at the maximum amounts allowed by the Plan.

Perquisites and Personal Benefits

The only perquisites or other personal benefits that the Company provides to the named executive officers are an automobile allowance that is given to approximately 233 executive and management employees. Club memberships that are used for both business and personal purposes are provided to the CEO and divisional presidents and officers in sales where required for business. Perquisites could also include air travel that is considered personal income under Internal Revenue Service regulations for family members to attend business related and customer events. There was no air travel that qualified as personal use in 2024. The Committee believes the personal benefits are reasonable in amount and help the Company attract and retain key employees.

Change of Control Payments

The Company entered into change of control agreements with Messrs. Grzebinski, Kumar, O’Neil and Miller and Ms. Husted. The terms of the change of control agreements for each such named executive officer were substantially similar except with regard to the multiplier to be used in calculating the portion of the cash payment associated with annualized base salary, which is 2.99 in the case of Mr. Grzebinski and 2.0 for Messrs. Kumar, O’Neil and Miller and Ms. Husted, and the non-solicitation and noncompetition covenant periods, which is 36 months for Mr. Grzebinski and 24 months for Messrs. Kumar, O’Neil and Miller and Ms. Husted. In the event of qualifying termination of employment in a change of control period which begins on the date the Company enters into a definitive written agreement that would result in a change of control if the transactions contemplated therein were consummated and ends on the second anniversary of the change of control, the severance payments to the covered executive officer would be the sum of the annualized base salary times the applicable multiplier, twice the applicable target annual bonus, prorated Profit Sharing based on the prior year, and 24 months of COBRA premiums for the Company’s medical, dental, vision, and prescription drug plans. Further, the covered executive officer will become fully vested in any outstanding equity award, the amount or vesting of which is to be determined based on the achievement of performance criteria, with the performance criteria deemed achieved at the greater of (a) target levels for

42	KIRBY | 2025 PROXY STATEMENT

the relevant performance period(s) or (b) actual performance as of the date immediately preceding the executive’s termination date. A qualifying termination is a termination by the Company other for cause, death or disability or by the employee with “Good Reason.” “Good Reason” is defined in the change of control agreements as any one or more of the following without the individual’s written consent: (i) a material reduction in base annual salary; (ii) a material adverse change in authority, duties or responsibilities; (iii) a material breach by the Company of any material provision of the change of control agreement; or (iv) relocation of the primary work place by more than 30 miles, and the new location is farther from his or her primary residence. In 2023, the Committee amended the Change in Control Agreements with Messrs. Grzebinski, Kumar and O’Neil to clarify that they will also become fully vested in any long-term performance award, the amount of which is to be determined based on the achievement of performance criteria, with the performance criteria deemed achieved at the greater of (a) target levels for the relevant performance period(s) or (b) actual performance as of the date immediately preceding the executive’s termination date. Similar amendments were made to the Change in Control Agreements with Mr. Miller and Ms. Husted in 2025. Such payment and accelerated vesting are conditioned upon execution of a release and waiver of claims against the Company along with traditional confidentiality, non-solicitation, noncompetition and non-disparagement restrictive covenants. The vesting of each equity award outstanding as of the covered executive officer’s termination date that is not a performance-based equity award will be determined by the terms of the applicable equity incentive plan and award agreement.1

Separate from the change of control agreements, the named executive officers are generally entitled to accelerated vesting of outstanding stock options, restricted stock, and RSUs upon a qualifying termination of employment following a change in control of the Company, and a right to receive a proportionate part of outstanding long-term performance awards upon a change in control of the Company.

Retention Awards – Final Vesting in 2023

Mr. Grzebinski and Mr. O’Neil received retention awards comprised of RSUs and a cash bonus pursuant to their 2021 incentive and retention award agreements. The cash awards vested in equal installments in December of 2021, 2022 and 2023. The final installments vesting for Mr. Grzebinski and Mr. O’Neil in 2023 were $416,667 and $125,000, respectively. These amounts appear in the “All Other Compensation” column of the Summary Compensation Table. The RSUs cliff vested in full on January 24, 2024 (24,626 RSUs for Mr. Grzebinski and 9,850 RSUs for Mr. O’Neil).

Employment Agreements

The Company has no employment agreements with any of its executive officers but entered into the previously described incentive and retention award agreements for Messrs. Grzebinski and O’Neil, the previously described change of control agreements for Messrs. Grzebinski, Kumar, O’Neil and Miller and Ms. Husted.

Compensation Oversight and Process

Role of the Compensation Committee

The Compensation Committee (the “Committee”) of the Board’s principal functions include conducting periodic reviews of the Company’s compensation and benefits programs to ensure that they are properly designed to meet corporate objectives and are aligned with our compensation philosophy, approving compensation opportunity and performance objectives for our CEO and other NEOs, overseeing of the administration of the long-term performance award incentive and equity-based plans, and developing the compensation program for the Directors.

The Committee is composed of four members, all of whom are “independent directors,” “Non-Employee Directors” and “outside directors” as those terms are defined in applicable SEC and NYSE standards and federal securities and tax regulations.

The Committee does not delegate any of its authority to determine executive compensation. The Committee considers recommendations from the CEO in making its compensation decisions for executive officers other than the CEO. The Committee takes those recommendations into account when setting compensation for other executive officers since the CEO is in the best position to evaluate the contributions of the other executive officers to the success of the Company. The Board undertakes an independent evaluation of the individual performance of the CEO before the Committee sets his compensation.

In determining the compensation of the named executive officers, the Committee considered all elements of total compensation, including salary, annual incentive compensation, long-term incentive compensation, and projected payouts under the Company’s retirement plans, as applicable. The Committee has discretion to adjust formula-driven factors or

[1]

The foregoing summary of the terms of the change of control agreements is qualified by reference to the copies of the agreements filed as Exhibits 10.1, 10.2, 10.3, and 10.4 to the Company’s Current Report on Form 8-K filed May 20, 2022, as Exhibits 10.4, 10.5, and 10.6 to the Company’s Quarterly Report on Form 10-Q filed May 8, 2023, and Exhibits 10.15, 10.19, and 10.20 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

KIRBY | 2025 PROXY STATEMENT	43

provide additional incentive compensation based on executive retention considerations, or in recognition of specific achievements in extraordinary circumstances. The final decisions of the Committee are to some extent subjective and do not result from a formulaic application of any of those factors.

Details of the Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed with other governance documents at our website, www.kirbycorp.com, by clicking “Investor Relations,” and then “Governance.”

Role of Compensation Consultant

For 2024, the Committee engaged Meridian to provide information for the Committee to consider in making compensation decisions. Meridian was engaged directly by the Committee to:

•	review the peer group of comparable companies used for comparisons of Company performance and executive compensation;

•	perform a marketplace analysis of direct compensation for senior executive officers compared to the peer group of companies and published compensation surveys;

•	perform a marketplace analysis on Director compensation;

•	update the Committee on current trends in executive compensation; and

•	consult with the Committee concerning risks of the Company’s compensation policies and practices.

At the Committee’s request, Meridian addressed the six independence factors for compensation committee advisors that are identified in SEC regulations. Based on its evaluation, the Committee concluded that there were no independence or conflicts of interest concerns related to Meridian’s engagement with the Committee. Meridian performed no services during 2024 for the Company or any of its affiliates other than for the Committee.

Other Compensation Matters

Compensation Related Risk

With the assistance of Meridian, the Committee undertook a review of the Company’s compensation policies and practices and concluded that the Company’s compensation programs do not encourage excessive risk taking and do not present risks that are reasonably likely to have a material adverse effect on the Company.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the CEO and certain other highly compensated executive officers. Prior to the enactment of the Tax Cuts and Jobs Act (the “Tax Act”), certain performance-based compensation was exempt from the deduction limit. The Tax Act eliminated the exemption for performance-based compensation effective for tax years beginning after December 31, 2017. While the Committee takes tax deductibility into account, the Committee retains discretion to award compensation that it believes to be consistent with our executive compensation program, even if not tax deductible.

Clawback Policy

In October 2020, the Board adopted a clawback policy effective January 1, 2021, under which it will seek to recoup certain executive compensation in the event of a specified accounting restatement resulting in excess compensation paid to executive officers. In October 2023, the clawback policy was amended in order to comply with recent SEC rule changes and related NYSE listing standards with regard to erroneously awarded compensation. Under the policy, if a financial statement error results in excess compensation during the three most recently completed fiscal years, any such excess compensation that has not yet been paid shall be forfeited and any that has been paid shall be subject to repayment to the Company. The Company will attempt to recover such excess compensation by requiring cash reimbursement of compensation paid, offsetting excess compensation against any other compensation owed, forfeiture of any awards, or any other actions permitted by applicable law.

Timing of Compensation Decisions

The Committee generally makes executive compensation decisions in January of each year. RSUs approved to be granted at the regular January meeting of the Committee, which takes place several days before the Company’s public release of

44	KIRBY | 2025 PROXY STATEMENT

earnings information for the previous year, are granted on a specified date shortly after the earnings release, in which case the later date is considered the date of grant. RSUs are based upon a specific compensation target for each grantee and are determined by dividing the compensation target by the fair market value of one share of the Company’s stock on the date of grant. Base salary increases are reviewed by the Committee in its January meeting, approved in its April meeting of each year, and generally become effective July 1st of that year.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for executive officers of the Company and its subsidiaries. Executive officers must be in compliance within five years after becoming an executive officer or within two-years form the date of promotion from one executive level to another. In the case of a base salary change, a separate one-year time frame is given to reach the incremental minimum levels. Executive officers are expected to accumulate the required number of shares ratably over the applicable period. Required ownership levels are listed below by level:

EXECUTIVE LEVEL	OWNERSHIP REQUIREMENT

Executive Chairman of the Board, President or CEO of Kirby	5 times base salary

Business Unit Presidents and EVPs of Kirby, Chief Operating Officers, Chief Commercial Officers of Business Units	3 times base salary

Senior Vice Presidents and VPs of Kirby	2 times base salary

As of December 31, 2024, all named executive officers then serving were in compliance with the stock ownership guidelines.

Hedging

The Company has adopted a policy prohibiting hedging the economic risk of ownership of Company stock. The policy, which applies to all transactions that establish protection against a decline in the market price of Company stock, provides that Company directors and employees, including named executive officers, may not (a) engage in short sales of Company stock, (b) pledge Company stock as collateral for a loan or hold Company stock in a margin account or (c) engage in transactions involving other financial instruments that are designed to, or have the effect of, hedging or protecting against any decline in the market value of any Company stock held, directly or indirectly, by such person. Hedging transactions include, but are not limited to, prepaid variable forward contracts, equity swaps, exchange funds, short sales and puts, calls, collars or similar options to buy or sell Company stock, but do not include the exercise of stock options granted by the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Messrs. Alario, Davis, Waterman and Williams. None of such persons is or has been an officer or employee of the Company or any of its subsidiaries. In 2024, no executive officer of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board or Compensation Committee of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Barry E. Davis, Chairman

Richard J. Alario

William M. Waterman

Shawn D. Williams

KIRBY | 2025 PROXY STATEMENT	45

COMPENSATION TABLES

Summary Compensation Table

NAME		SALARY	RSU AWARDS(1)	OPTION AWARDS(1)	NON-EQUITY INCENTIVE PLAN COMPENSATION(2)	ALL OTHER COMPENSATION(3)	TOTAL COMPENSATION

David W. Grzebinski	2024	$1,054,935	$2,075,154	$—	$3,859,499	$41,959	$7,031,547

Chief Executive Officer	2023	1,034,250	2,370,192	—	3,861,131	534,079	7,799,652
	2022	1,009,625	2,250,259	—	2,453,709	530,326	6,243,919

Raj Kumar	2024	567,630	550,303	—	1,028,385	21,980	2,168,298

Executive Vice President and Chief Financial Officer	2023	543,250	540,254	—	655,594	55,022	1,794,120
	2022	515,000	480,077	—	563,461	52,683	1,611,221

Christian G. O’Neil	2024	660,516	1,049,932	—	1,808,564	37,835	3,556,847

President and Chief Operating Officer	2023	615,573	960,050	—	1,429,598	203,005	3,208,226
	2022	584,904	900,104	—	885,566	195,470	2,566,044

Amy D. Husted	2024	479,531	900,367	—	496,794	23,674	1,900,366

Executive Vice President, General Counsel, and Secretary	2023	458,934	800,282	—	553,842	51,938	1,864,996
	2022	437,080	749,976	—	478,210	46,236	1,711,502

Scott P. Miller	2024	434,626	600,140	—	450,273	11,044	1,496,083

Vice President and Chief Information Officer	2023	391,387	600,122	—	472,326	31,927	1,495,762
	2022	361,375	524,950	—	395,380	29,284	1,310,989

(1)

The amounts included in the “RSU Awards” and “Option Awards” columns represent the grant date fair value related to RSUs and stock option grants to the named executive officers, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2024. The actual number of RSUs granted in 2024 is shown in the “Grants of Plan Based Awards During 2024” table.

(2)

Amounts include payments under the Company’s AIP and payments pursuant to long-term performance awards. Both the AIP and the long-term performance awards are described in more detail in the “Compensation Discussion and Analysis” on pages 32-44.

(3)

Amounts for 2024 include 401(k) Plan match and group life insurance for Messrs. Grzebinski, Kumar, O’Neil and Miller and Ms. Husted; an automobile allowance for Messrs. Grzebinski, Kumar and O’Neil and Ms. Husted; a cash service award for Ms. Husted; as well as club memberships for Messrs. Grzebinski and O’Neil. The change in value of accumulated benefits under one of the Company’s pension plans for Mr. O’Neil and Ms. Husted that would otherwise be included in this column was negative for 2024. The Company’s contributions for 2024 under the Profit Sharing Plan and Deferred Compensation Plan for Key Employees, and any discretionary contributions under the 401(k) Plan, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. Amounts for 2023 include cash retention awards for Messrs. Grzebinski and O’Neil of $416,667 and $125,000, respectively, pursuant to their incentive and retention award agreements as discussed on page 41; an automobile allowance for Messrs. Grzebinski, Kumar and O’Neil and Ms. Husted; 401(k) Plan match and group life insurance for Messrs. Grzebinski, Kumar, O’Neil and Miller and Ms. Husted; as well as club memberships for Messrs. Grzebinski and O’Neil. The change in value of accumulated benefits under one of the Company’s pension plans was $1,397 for Mr. O’Neil and $2,910 for Ms. Husted for 2023. For 2023, the Company’s contributions under the Profit Sharing Plan were $16,500 each to Messrs. Grzebinski, Kumar, O’Neil and Miller and Ms. Husted. For 2023, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $56,341 to Mr. Grzebinski, $17,060 to Mr. Kumar, $22,846 to Mr. O’Neil, $10,315 to Ms. Husted, and $4,911 to Mr. Miller. For 2023, discretionary contributions under the 401(k) Plan were $4,102 to Mr. Grzebinski. Amounts for 2022 include cash retention awards for Messrs. Grzebinski and O’Neil of $416,667 and $125,000, respectively, pursuant to their incentive and retention award agreements as discussed on page 35; an automobile allowance for Messrs. Grzebinski, Kumar and O’Neil and Ms. Husted; 401(k) plan match and group life insurance for Messrs. Grzebinski, Kumar, O’Neil and Miller and Ms. Husted; as well as club memberships for Messrs. Grzebinski and O’Neil. The change in value of accumulated benefits under one of the Company’s pension plans for Mr. O’Neil and Ms. Husted that would otherwise be included in this column was negative for 2022. For 2022, the Company’s contributions under the Profit Sharing Plan were $15,250 each to Messrs. Grzebinski, Kumar, O’Neil and Miller and Ms. Husted. For 2022, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $56,370 to Mr. Grzebinski, $16,800 to Mr. Kumar, $22,392 to Mr. O’Neil, $10,566 to Ms. Husted, and $4,510 to Mr. Miller. For 2022, discretionary contributions under the 401(k) Plan were $4,127 to Mr. Grzebinski and $2,500 to Mr. Kumar.

46	KIRBY | 2025 PROXY STATEMENT

Grants of Plan Based Awards During 2024

		ESTIMATED FUTURE PAYMENTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			STOCK AWARDS

NAME	GRANT DATE	THRESHOLD	TARGET	MAXIMUM	NUMBER OF RSU AWARDS(2)	FAIR VALUE OF RSU AWARDS(3)

David W. Grzebinski	01/29/24	$415,000	$2,075,000	$4,150,000

	02/02/24				24,775	$2,075,154

Raj Kumar	01/29/24	110,000	550,000	1,100,000

	02/02/24				6,570	550,303

Christian G. O’Neil	01/29/24	210,000	1,050,000	2,100,000

	02/02/24				12,535	1,049,932

Amy D. Husted	02/02/24				9,555	800,327

	08/05/24				930	100,040

Scott P. Miller	02/02/24				7,165	600,140

(1)

Amounts shown represent long-term performance awards made to the three of the five named executive officers in 2024 for the 2024-2026 performance period under the Company’s long-term incentive compensation program. The performance awards are based on a three-year performance period beginning January 1, 2024. The percentage of the target award paid at the end of the performance period will be based on the achievement by the Company on a cumulative basis for the three-year performance period of the objective levels of EBITDA and return on total capital established under the Company’s AIP. The threshold amount is payable if 80% of the performance target is achieved and the maximum amount is payable if 130% or more of the performance target is achieved; if less than 80% is achieved, there is no payment. For 2024, the first year of the performance period, the Company and its business groups achieved approximately 109% of the target payout based on the target performance measures (depending on the weighting for the different participants), but the actual payout to the participating executive officers cannot be determined until the remaining two years of the performance period are completed.

(2)

Represents the number of RSUs awarded in 2024 under the Company’s 2005 Stock and Incentive Plan. Each RSU represents a contingent right to receive cash or one share of common stock of the Company. The RSUs awarded on February 2, 2024, vest 20% on February 3rd of each year following the original grant date. The RSUs awarded to Ms. Husted on August 5, 2024 vest 20% on August 5th of each year following the original grant date.

(3)

The grant date fair values are calculated based in accordance with FASB ASC Topic 718. For RSUs awarded, each unit is valued at the closing stock price of the Company’s common stock on the date of grant, resulting in a fair value of $83.76 per share on February 2, 2024 and a fair value of $107.57 on August 5, 2024.

KIRBY | 2025 PROXY STATEMENT	47

Outstanding Equity Awards at December 31, 2024

		OPTION AWARDS				STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE(1)	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF RSUs THAT HAVE NOT VESTED(2)	MARKET VALUE OF RSUs THAT HAVE NOT VESTED(3)

David W. Grzebinski	02/01/19	29,451	—	$73.93	02/01/26	—	$—
	01/31/20	34,152	—	73.29	01/31/27	3,763	398,125

	01/29/21	—	—	—	—	16,300	1,724,540

	01/28/22	—	—	—	—	20,460	2,164,668

	02/01/23	—	—	—	—	26,288	2,781,270

	02/02/24	—	—	—	—	24,775	2,621,195

Raj Kumar	01/28/22	—	—	—	—	4,365	461,817

	02/01/23	—	—	—	—	5,992	633,954

	02/02/24	—	—	—	—	6,570	695,106

Christian G. O’Neil	01/31/20	11,145	—	73.29	01/31/27	1,228	129,922

	01/29/21	—	—	—	—	5,320	562,856

	01/28/22	—	—	—	—	8,184	865,867

	02/01/23	—	—	—	—	10,648	1,126,558

	02/02/24	—	—	—	—	12,535	1,326,203

Amy D. Husted	02/01/19	10,413	—	73.93	02/01/26	—	—

	01/31/20	8,667	—	73.29	01/31/27	1,433	151,611

	01/29/21	—	—	—	—	5,516	583,593

	01/28/22	—	—	—	—	6,819	721,450

	02/01/23	—	—	—	—	8,876	939,081

	02/02/24	—	—	—	—	9,555	1,010,919

	08/05/24	—	—	—	—	930	98,394

Scott P. Miller	01/31/20	—	—	—	—	1,044	110,455

	01/29/21	—	—	—	—	4,020	425,316

	01/28/22	—	—	—	—	4,773	504,983

	02/01/23	—	—	—	—	6,656	704,205

	02/02/24	—	—	—	—	7,165	758,057

(1)	Stock options become exercisable one-third after one year, two-thirds after two years and are fully exercisable after three years from the original grant dates.

(2)

RSUs vest 20% on January 24th of each year following the original grant dates, except for: RSUs awarded on January 28, 2022, February 1, 2023, and February 2, 2024 to Messrs. Grzebinski, Kumar, O’Neil and Miller and Ms. Husted which vest 20% on February 3rd of each year following the original grant dates; and RSUs awarded to Ms. Husted on August 5, 2024 which vest 20% on August 5th each year following the original grant date.

(3)	The market value of the RSUs that had not vested as of December 31, 2024 is calculated using the closing price of the Company’s common stock on December 31, 2024, which was $105.80 per share.

48	KIRBY | 2025 PROXY STATEMENT

Option Exercises and Restricted Stock Units Vested During 2024

	OPTION AWARDS		RSU AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING(1)

David W. Grzebinski	26,358	$1,185,151	53,502	$4,232,244

Raj Kumar	—	—	2,953	247,343

Christian G. O’Neil	36,239	1,779,292	20,346	1,611,304

Amy D. Husted	5,706	279,705	9,946	799,208

Scott P. Miller	6,705	68,034	7,915	651,688

(1)	Based on the closing price of the Company’s common stock on the date of vesting.

Nonqualified Deferred Compensation During 2024

NAME	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR(1)	AGGREGATE EARNINGS IN LAST FISCAL YEAR(2)	AGGREGATE BALANCE AT LAST FISCAL YEAR END

David W. Grzebinski	$—	$122,504	$1,078,939

Raj Kumar	—	2,043	36,721

Christian G. O’Neil	—	27,012	207,618

Amy D. Husted	—	6,906	71,692

Scott P. Miller	—	1,695	19,727

(1)

The Company has an unfunded, nonqualified Deferred Compensation Plan for Key Employees which was adopted effective January 1, 1992. The Plan is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The benefits under the Deferred Compensation Plan are designed to restore benefits for employees with base salary in excess of a certain level (base salary of $345,000 per annum for 2024). Contributions for 2024, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2023, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $56,341 to Mr. Grzebinski, $17,060 to Mr. Kumar, $22,846 to Mr. O’Neil, $10,315 to Ms. Husted, and $4,911 to Mr. Miller.

(2)

After the Company’s Profit Sharing Plan and administration were transferred into the Company’s 401(k) Plan in January 2022, the Deferred Compensation Plan for Key Employees was amended on April 1, 2022, to allow earnings (or losses) on deferred compensation for eligible employees under the Deferred Compensation Plan for Key Employees to be determined based on the eligible employees’ investment units or shares of the investment options made available by the administrator in the proportions selected by the employee in accordance with procedures established by the administrator.

KIRBY | 2025 PROXY STATEMENT	49

Equity Compensation Plan Information as of December 31, 2024

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN FIRST COLUMN)

Equity compensation plans approved by stockholders	130,848	$73.66	1,892,334

Equity compensation plans not approved by stockholders(1)	8,480	$79.67	354,736

Total	139,328	$74.02	2,247,070

(1)

The only plan included in the table that was adopted without stockholder approval was the 2000 Nonemployee Director Stock Plan, the material features of which are summarized under “BOARD OF DIRECTORS — Director Compensation.” Subsequent increases in the number of shares that may be issued under that plan were approved by the stockholders in 2008, 2012, and 2021.

Potential Payments Upon Termination or Change in Control

The Company’s 2005 Stock and Incentive Plan provides for accelerated vesting of stock options, restricted stock and RSUs upon a change in control of the Company and a qualifying termination of employment in connection with or within 18 months after the change in control. A qualifying termination is a termination by the Company without “Cause” or a termination by the employee with “Good reason.” “Good reason” is defined in the 2005 Stock and Incentive Plan as either (i) a material adverse change in duties and responsibilities; (ii) a material reduction in base salary or bonus opportunity; or (iii) relocation of the primary workplace by more than 35 miles, each as compared to that in effect immediately prior to the change in control. If a change in control and qualifying termination of employment were to have occurred on December 31, 2024, all of the named executive officers’ outstanding options to acquire Company common stock would have become immediately exercisable and all of the RSUs granted to the named executive officers would have also immediately vested. None of the named executive officers held unexercisable options to purchase shares of common stock that were in-the-money as of December 31, 2024.

The Company entered into the previously described change of control agreements with Messrs. Grzebinski, Kumar, O’Neil and Miller and Ms. Husted which provide for a payment in the event of qualifying termination of employment in a change of control period which begins on the date the Company enters into a definitive written agreement that would result in a change of control if the transactions contemplated therein were consummated and ends on the second anniversary of the change of control, which is equal to the sum of the annualized base salary times the applicable multiplier, twice the applicable target annual bonus, prorated Profit Sharing based on the prior year, and 24 months of COBRA premiums for the Company’s medical, dental, vision, and prescription drug plans. Further, the covered executive officer will become fully vested in any outstanding equity award the amount or vesting of which is to be determined based on the achievement of performance criteria, with the performance criteria deemed achieved at the greater of (a) target levels for the relevant performance period(s) or (b) actual performance as of the date immediately preceding the executive’s termination date. A qualifying termination is a termination by the Company other for cause, death or disability or by the employee with “Good Reason.” “Good Reason” is defined in the change of control agreements as any one or more of the following without the individual’s written consent: (i) a material reduction in base annual salary; (ii) a material adverse change in authority, duties or responsibilities; (iii) a material breach by the Company of any material provision of the change of control agreement; or (iv) relocation of the primary work place by more than 30 miles, and the new location is farther from his or her primary residence. In 2023, the Compensation Committee amended the Change in Control Agreements with Messrs. Grzebinski, Kumar and O’Neil to clarify that they will also become fully vested in any long-term performance award, the amount of which is to be determined based on the achievement of performance criteria, with the performance criteria deemed achieved at the greater of (a) target levels for the relevant performance period(s) or (b) actual performance as of the date immediately preceding the executive’s termination date, which is consistent with the Company’s prior treatment and presentation of such potential payments. Similar amendments were made to the change of control agreements for Ms. Husted and Mr. Miller in 2025. Such payment and accelerated vesting are conditioned upon execution of a release and waiver of claims against the Company along with traditional confidentiality, non-solicitation, noncompetition and non-disparagement restrictive covenants.

50	KIRBY | 2025 PROXY STATEMENT

The Company is not aware of any arrangements that would result in a change in control of the Company at a subsequent date. No named executive officer has or had an arrangement that would have triggered a payment based upon termination not associated with a change of control. The value of the RSUs in the table below for each officer is based on the Company’s closing market price of $105.80 per share on December 31, 2024.

The following table shows potential payments to the below named executive officers in the event of termination of employment under their existing change of control agreements if a change in control had occurred on December 31, 2024:

	LUMP SUM CASH PAYMENT

NAME	ANNUALIZED BASE SALARY TIMES APPLICBLE MULTIPLIER(1)	TWICE APPLICABLE TARGET ANNUAL BONUS(2)	PRORATED PROFIT SHARING PLAN CONTRIBUTION BASED ON PRIOR YEAR(3)	PRORATED DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES CONTRIBUTION BASED ON PRIOR YEAR(4)	24 MONTHS COBRA PREMIUMS FOR MEDICAL, DENTAL AND VISION PLANS	RSU VESTING(5)	LONG-TERM PERFORMANCE AWARDS(6)	TOTAL
David W. Grzebinski	$3,216,104	$2,473,926	$16,500	$56,341	$52,130	$9,689,798	$4,250,875	$19,755,674
Raj Kumar	1,157,520	810,264	16,500	17,060	17,484	1,790,877	1,052,950	4,862,655
Christian G. O’Neil	1,349,456	1,349,456	16,500	22,846	52,212	4,011,406	1,958,530	8,760,406
Amy D. Husted	977,866	684,506	16,500	10,315	52,212	3,505,048	—	5,246,447
Scott P. Miller	918,456	642,919	16,500	4,911	52,212	2,503,016	—	4,138,014

(1)	Base salary at December 31, 2024 times 2.99 for Mr. Grzebinski and times 2.0 for Messrs. Kumar, O’Neil and Miller and Ms. Husted.

(2)	Applicable target annual bonus of 115% for Mr. Grzebinski, 100% for Mr. O’Neil and 70% for Messrs. Kumar and Miller and Ms. Husted, each times 2.0.

(3)	Reflects contributions for 2023 under the Profit Sharing Plan.

(4)	Reflects contributions for 2023 under the Deferred Compensation Plan for Key Employees.

(5)

Reflects the aggregate value of unvested RSUs (based on the closing stock price of $105.80 at December 31, 2024) that would have been converted to shares and have become fully vested: 91,586 RSUs for Mr. Grzebinski; 16,927 RSUs for Mr. Kumar; 37,915 RSUs for Mr. O’Neil; 33,129 RSUs for Ms. Husted; and 23,658 RSUs for Mr. Miller.

(6)

Reflects calculated payments for previously granted long-term performance awards that would be accelerated under the executive’s change of control agreement, based on the performance criteria deemed achieved at the greater of (a) target levels for the relevant performance period(s) or (b) actual performance as of the date immediately preceding December 31, 2024.

KIRBY | 2025 PROXY STATEMENT	51

BENEFICIAL OWNERSHIP OF

COMMON STOCK

Beneficial Ownership of Directors and Executive Officers

The following table shows the number of shares of common stock beneficially owned by each director, each below named executive officer listed in the Summary Compensation Table, and by the directors and executive officers of the Company as a group as of March 3, 2025. Under rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual’s benefit. Except as otherwise indicated, the persons named have sole voting and investment power over the shares shown.

	SHARES OF COMMON STOCK BENEFICIALLY OWNED ON MARCH 3, 2025
	DIRECT(1)	INDIRECT		RIGHT TO ACQUIRE(2)	TOTAL	PERCENT OF COMMON STOCK(3)

DIRECTORS

Anne-Marie N. Ainsworth	26,965	—		—	26,965

Richard J. Alario	25,317	—		—	25,317

Tanya S. Beder	15,998	—		—	15,998

Barry E. Davis	33,800	10,000	(5)	8,480	52,280

Susan W. Dio	5,292	—		—	5,292

David W. Grzebinski(4)	79,709	—		63,603	143,312

Richard R. Stewart	15,488	—		—	15,488

William M. Waterman	37,315	82,249	(6)	—	119,564

Shawn D. Williams	10,361	—		—	10,361

NAMED EXECUTIVES

Raj Kumar	4,244	—		—	4,244

Christian G. O’Neil	20,409	—		11,145	31,554

Amy D. Husted	15,181	200	(7)	19,080	34,461

Scott P. Miller	2,000	—		—	2,000

Directors and Executive Officers as a group (16 in number)	308,209	92,449		107,810	508,468	0.9%

(1)

Shares owned as of March 3, 2025, and held individually or jointly with others, or in the name of a bank, broker or nominee for the individual’s account. Also includes any shares held under the Company’s 401(k) Plan.

(2)	Shares with respect to which a director or executive officer has the right to acquire beneficial ownership within 60 days after March 3, 2025.

(3)	No percent of class is shown for holdings of less than 1%.

52	KIRBY | 2025 PROXY STATEMENT

(4)	Mr. Grzebinski is both a director and a named executive officer.

(5)	Shares are held by a family limited partnership of which Mr. Davis is the general partner. Mr. Davis disclaims beneficial ownership of the partnership shares.

(6)	Shares are held by a trust for the benefit of Mr. Waterman’s wife and adult children. Mr. Waterman’s wife is a trustee of the trust. Mr. Waterman disclaims beneficial ownership of the trust shares.

(7)	Shares owned by Ms. Husted’s husband. Ms. Husted disclaims beneficial ownership of the shares.

Principal Stockholders

The following table and notes set forth information as of the dates indicated concerning persons known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, based on filings with the SEC:

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENT OF CLASS(1)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,097,723	(2)	10.7%
BlackRock Inc. 50 Hudson Yards New York, NY 10001	5,057,639	(3)	8.9%

(1)	Based on the Company’s outstanding shares of common stock on March 3, 2025.

(2)	Based on the most recently available Schedule 13G/A, dated February 13, 2024, filed by The Vanguard Group with the SEC.

(3)	Based on the most recently available Schedule 13G/A, dated January 25, 2024, filed by BlackRock, Inc. with the SEC.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act of 1934 requires the Company’s directors, executive officers and holders of more than 10% of the Company’s common stock to file with the SEC initial reports of beneficial ownership of the Company’s common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5.

Based solely on a review of the reports filed in 2024 and related written representations that no other reports were required, the Company believes all Section 16(a) reports were filed on a timely basis in 2024, except for the following late filings, in each case due to administrative error: (i) a Form 4 was filed on April 11, 2024 covering an RSU vesting of 367 shares by Mr. Kurt A. Niemietz, Vice President-Investor Relations and Treasurer of Kirby Corporation, on April 1, 2024; (ii) a Form 4 was filed on April 11, 2024 covering an RSU vesting of 803 shares by Mr. Miller on April 8, 2024; and (iii) a Form 5 was filed on January 8, 2025 covering a stock gift of 1,000 shares by Mr. Grzebinski on March 21, 2016.

KIRBY | 2025 PROXY STATEMENT	53

CEO PAY RATIO
As required by SEC regulation, we are providing the following information about the relationship of the ann
u
al total compensation of our median employee and the annual total compensation of our CEO.
For 2024, our last completed fiscal year, the median of the annual total compensation of all employees of the Company and its KMT and KDS segments (other than our CEO and other than as explained below) was $94,651, and the annual total compensation of our CEO was $7,031,547.
Based on this information, for 2024 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 74:1.
To determine the median of the annual total compensation of all employees of the Company and its KMT and KDS segments (other than our CEO), we identified our total employee population as of December 31, 2024, which consisted of approximately 5,250 employees excluding a de minimis number of
non-U.S.
employees.
To identify the median employee, we conducted a full analysis of this employee population, without the use of statistical sampling. We determined our median employee using “total compensation” for the full year 2024. “Total compensation” consisted of gross wages to include base wages, incentives, paid time off, overtime, and perquisites. We annualized gross wages for employees who were not employed for the full year in 2024. We then calculated the annual total compensation of the median employee using the same methodology used in calculating the annual total compensation of the CEO.
PAY VERSUS PERFORMANCE
As discussed in the CD&A above, the Compensation Committee has designed the Company’s executive compensation program to align a substantial portion of total compensation to motivating consistent performance over time in achievement of the Company’s strategic, operational, and financial objectives that result in increased profitability and stockholder returns. The following table sets forth additional compensation information for its named executive officers (“NEOs”), calculated in accordance with SEC regulations
, for 2024, 2023, 2022, 2021 and 2020.

					Value of Initial Fixed $100 Investment as of January 1, 2020 Based On:
							(In thousands)
Year	Summary Compensation Table Total For CEO (1)	Compensation Actually Paid to CEO (2)(3)	Average Summary Compensation Table Total for Non-CEO NEOs (4)	Average Compensation Actually Paid to Non-CEO NEOs (2)(4)(5)	Total Stockholder Return	Peer Group Total Stockholder Return (6)	Net Income (Loss)	Adjusted EBITDA (7)

2024	$7,031,547	$9,436,272	$2,280,399	$3,008,599	$118.17	$156.71	$286,707	$708,328

2023	7,722,709	9,257,534	2,005,619	2,030,002	87.66	154.31	222,905	557,319

2022	6,243,919	6,766,826	1,869,027	1,987,378	71.88	127.96	122,761	410,536

2021	5,899,132	6,887,444	1,833,167	2,183,344	66.37	155.22	(246,771)	306,116

2020	4,278,144	1,175,077	1,402,759	(70,165)	57.89	116.52	(271,592)	359,629

(1)
The dollar amounts reported are the amounts of total compensation reported for the Company’s CEO, Mr. Grzebinski, in the Summary Compensation Tables for 2024, 2023, 2022, 2021 and 2020. Mr. Grzebinski served as CEO for each of the years presented.

(2)
The dollar amounts reported represent the amount of “compensation actually
paid”, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid to the Company’s CEO or other
NEOs
during the applicable year, as they also include (i) the
year-end
value of equity
awards
granted
during the reported year and (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the
date the awards vested or were forfeited, or through the end of the reported fiscal year.

54	KIRBY | 2025 PROXY STATEMENT

(3)
To calculate Compensation Actually Paid to the Company’s CEO, the grant date fair value of the equity awards to the Company’s CEO, as reported in the “Stock Awards” column in the Summary Compensation Table for each applicable year, were deducted from the CEO’s “Total” compensation as reported in the Summary Compensation Table, and the following equity award adjustments were added to or deducted from (as applicable) the balance: 2024 - $4,479,879, 2023 - $
3,905,017, 2022
- $2,773,165, 2021 - $4,306,800, and 2020 - $(1,034,588). The equity award adjustments represent the year-over-year change in the fair value of equity awards to the Company’s CEO.

(4)
For 2020, Mr. William Harvey, former Executive Vice President and Chief Financial Officer, Mr. Joseph Reniers, former President - Kirby Distribution and Services, Inc., Mr. O’Neil and Ms. Husted are included as non-CEO
NEOs. For 2021, Messrs. Kumar, O’Neil, Harvey, and Reniers and Ms. Husted are included as non-CEO
NEOs. For 2022, Messrs. Kumar and O’Neil and Mss. Husted and Clarke are included as non-CEO
NEOs. For 2023, Messrs. Kumar, O’Neil and Miller and Mss. Husted and Clarke are included as non-CEO
NEOs. For 2024, Messrs. Kumar, O’Neil and Miller and Ms. Husted are included as non-CEO NEOs.

(5)
To calculate Average Compensation Actually Paid to the Company’s
non-CEO
NEOs, the average of the grant date fair value of the equity awards to the Company’s NEOs (other than the CEO), as reported in the “Stock Awards” column in the Summary Compensation Table for
each applicable year, were deducted from the average of the “Total” compensation of the Company’s non-CEO
NEOs as reported in the Summary Compensation Table, and the following equity award adjustments were added to or deducted from (as applicable) the balance: 2024 - $1,503,386, 2023 - $604,525, 2022 - $822,973, 2021 - $1,332,309, and 2020 - $(761,423). The equity award adjustments represent the average of the year-over-year change in the fair value of equity awards to the Company’s NEOs (other than the CEO).

(6)
Reflects cumulative total stockholder return of the Dow Jones US Transportation Average index (“DJTA”), as of December 31, 2024. The DJTA is the peer group used by the Company for purposes of Item 201(e) of Regulation
S-K
under the Exchange Act in the Company’s Annual Report on Form
10-K
for the year ended December 31, 2024. The DJTA has been selected by the Company as its peer group based on its inclusion in that index. The DJTA is a price-weighted average of twenty transportation stocks traded in the United States. The index includes railroads, airlines, trucking, marine transportation, delivery services, and logistics companies. While the Company believes the index is useful for providing insight into the state of the U.S. economy, the index does not include the Company’s primary competitors in the KMT segment who are largely private companies. In addition, the Company derived 41% of its revenues in 2024 from its KDS segment whose operations are not typical of other members of the index. Therefore, stock performance of the DJTA may not correlate to the Company’s stock performance due to the inherent variations in operations between those of the Company and the other members of the index.

(7)
Adjusted EBITDA for 2020 excludes $553.3 million related to impairment of long-lived assets, impairment of goodwill, and inventory write-downs. Pursuant to its authority to interpret the AIP guidelines to assure that awards are consistent with the AIP’s purposes and the Company’s interests, the Committee approved the exclusion of those items in determining the annual incentive compensation payouts for all participants, as the Compensation Committee determined that those exclusions were appropriate given the Compensation Committee’s opinion that the impairments and other charges were primarily due to the impact of the
COVID-19
pandemic. The Committee also took into account the effects of the Company to protect its employees and continue operations despite the challenges of the
COVID-19
pandemic, with minimal disruptions, including by moving many of its shoreside employees to remote operations. Adjusted EBITDA for 2021 excludes $340.7 million related to impairment of long-lived assets and impairment of goodwill. For 2021, the Compensation Committee determined that this exclusion was appropriate given the Compensation Committee’s opinion that the impairment was primarily due to the impact of the strategic decision to sell the Hawaii assets and retire wire assets, which will benefit the Company long-term. For compensation payout purposes, no adjustments were made to return on total capital, EBITDA, or earnings per share for 2022 and 2023. Adjusted EBITDA for 2024 excludes $56.3 million related to an impairment charge associated with conventional diesel fracturing equipment inventory. For 2024, the Compensation Committee determined that this exclusion was appropriate given the Compensation Committee’s opinion that the impairment charge was primarily due to the impact of a rapid paradigm shift in technology from conventional diesel-powered equipment to both dual-fuel and electric-powered hydraulic equipment as certain of the Company’s customers and other pressure pumpers disclosed in the fourth quarter of 2024 retirements and impairments of their conventional diesel hydraulic fracturing equipment. The Compensation Committee also determined that it was appropriate to exclude the 2024 one-time deferred tax credit that the Company received in connection with a change in Louisiana tax law. Please refer to Appendix B for a reconciliation to the most directly comparable GAAP financial measures.

The list of items below
identifies
the three most
important
financial
performance
measures used by the Company’s Compensation Committee to link the “compensation actually paid” to the Company’s CEO and other NEOs in 202
4
, calculated in accordance with SEC regulations, to Company performance. The role of each of these performance measures on NEO compensation is discussed in the Compensation
Discussion
and Analysis section beginning on page 33.

Financial Performance Measures
EBITDA
Return on Total Capital
Earnings per Share

KIRBY | 2025 PROXY STATEMENT	55

The following charts reflect that the Compensation Actually Paid over the f ive
-year period ended December 31, 202
4
 aligns to trends in the Company’s TSR, net income (loss) and adjusted
EBITDA results over the same period.

Compensation Actually Paid to CEO and Non-CEO NEOs Compared
To Company and Peer Group Total Cumulative Stockholder Return
For January 1, 2020 to December 31, 2024
Compensation Actually Paid
(in thousands)
Total Stockholder Return
Indexed ($100)
$1,175
$(70)
$6,887
$2,183
$6,767
$1,987
$9,258
$2,030
$9,436
$3,009
$116.52
$155.22
$127.96
$154.31
$156.71
$57.89
$66.37
$71.88
$87.66
$118.17
2020
2021
2022
2023
2024
CEO Compensation Actually Paid
Non-CEO NEO Average Compensation Actually Paid
Company TSR
Peer Group TSR

56	KIRBY | 2025 PROXY STATEMENT

Compensation Actually Paid to CEO and Non-CEO NEOs Compared
To Company Net Income (Loss) and Adjusted EBITDA
For January 1, 2020 to December 31, 2024
Compensation Actually Paid
(in thousands)
Company Financial Results
(in thousands)
$359,629
$306,116
$410,536
$557,319
$708,328
$(271,592)
$(246,771)
$122,761
$222,905
$286,707
$1,175
$(70)
$6,887
$2,183
$6,767
$1,987
$9,258
$2,030
$9,436
$3,009
2020
2021
2022
2023
2024
CEO Compensation Actually Paid
Non-CEO NEO Average Compensation Actually Paid
Net Income (Loss)
Adjusted EBITDA

Increases in the fair value of the Company’s stock, payments to Messrs. Grzebinski, O’Neil, and Reniers under their respective incentive and retention award agreements entered into in early 2021, and payments to Mr. Kumar in connection with commencement of his employment with the Company primarily contributed to increases in compensation actually paid for both the CEO and the
Non-CEO
NEO
s
in 2021, 2022, 2023 and 2024 when compared to 2020. In 2020, the stock price was negatively impacted as business levels decreased due to the COVID-19 pandemic.

KIRBY | 2025 PROXY STATEMENT	57

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Company and its stockholders.

STOCKHOLDER PROPOSALS FOR 2026 ANNUAL MEETING

Under SEC regulations, stockholder proposals must be received by the Company at its principal executive offices no later than November 8, 2025 to be included in the Company’s proxy statement and form of proxy for the 2026 Annual Meeting of Stockholders. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

Under the Company’s Bylaws, written notice (containing the information required by the Bylaws) of any stockholder proposal (including director nominations) for action at an annual meeting of stockholders (whether or not proposed for inclusion in the Company’s proxy materials) must be received by the Company at its principal executive offices not less than 90 days, or January 29, 2026, nor more than 120 days, or December 30, 2025, prior to the anniversary date of the prior year’s annual meeting of stockholders and must be a proper subject for stockholder action.

58	KIRBY | 2025 PROXY STATEMENT

SOLICITATION OF PROXIES

The Proxy Card

Your shares will be voted as specified on the enclosed proxy card. If a proxy is signed without choices specified, those shares will be voted for the election of the Class III directors named in this Proxy Statement, for the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2025, for the approval on an advisory basis of executive compensation and at the discretion of the proxies on any other matters.

You are encouraged to complete, sign and return the proxy card or vote your shares via the phone or internet even if you expect to attend the meeting. If you sign a proxy card and deliver it to us, but then want to change your vote, you may revoke your proxy at any time prior to the Annual Meeting by sending us a written revocation or a new proxy, or by attending the Annual Meeting and voting your shares in person.

Cost of Soliciting Proxies

The solicitation of proxies is made by the Company on behalf of its Board of Directors and the cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson LLC to solicit proxies at an estimated cost of $12,000, plus out-of-pocket expenses. Employees of the Company may also solicit proxies, for which the expense would be nominal and borne by the Company. Solicitation may be by mail, facsimile, electronic mail, telephone or personal interview.

VOTING

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 3, 2025 will be entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on March 3, 2025, the Company had approximately 56,897,000 outstanding shares of common stock. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Quorum and Votes Necessary to Adopt Proposals

In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their beneficial owners will be counted for the purpose of determining whether a quorum is present. A majority of the votes cast (not counting abstentions and broker nonvotes) is required for the election of directors (Proposal 1). A majority of the outstanding shares entitled to vote that are represented at the meeting via attendance or by proxy is required for the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2025 (Proposal 2). Proposal 3 is a non-binding advisory vote on matters related to executive compensation and therefore there is no voting standard for that proposal, since the voting results will be informational only.

Please note that if your shares are held in the name of a brokerage firm on your behalf, your broker may not vote your shares on the election of directors or the matters related to executive compensation without voting instructions from you.

KIRBY | 2025 PROXY STATEMENT	59

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 29, 2025

This Proxy Statement and the Company’s 2024 Annual Report, which includes the Annual Report on Form 10-K filed with the SEC, are available electronically at www.proxydocs.com/KEX and the Company’s website at www.kirbycorp.com in the Investor Relations section under Financials.

The following proposals will be considered at the meeting:

Proposal 1	Election of three Class III directors

Proposal 2	Ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2025

Proposal 3	Advisory vote on the approval of the compensation of the Company’s named executive officers

The Board of Directors of the Company unanimously recommends that you vote “FOR” the Board’s nominees for director, “FOR” the selection of KPMG LLP as our independent registered public accounting firm for 2025 and “FOR” approval of our executive compensation.

BY ORDER OF THE BOARD OF DIRECTORS

Amy D. Husted

Executive Vice President, General Counsel and Secretary

March 7, 2025

Houston, Texas

KIRBY | 2025 PROXY STATEMENT	A- 1

APPENDIX A

Reconciliation of GAAP to Non-GAAP Financial Measures Excluding One-Time Items

(unaudited, $ in millions except per share amounts)

	FULL YEAR 2024

	OPERATING INCOME	EARNINGS BEFORE TAX	NET EARNINGS ATTR. KIRBY	DILUTED EARNINGS PER SHARE

GAAP Operating income and net income	$399.1	$362.8	$286.7	$4.91

One-time items:

Impairment of assets	56.3	56.3	43.0	0.74

Louisiana tax law change	—	—	(10.9)	(0.19)

Operating income and earnings, excluding one-time items(1)	$455.4	$419.1	$318.8	$5.46

	FULL YEAR 2023

	OPERATING INCOME	EARNINGS BEFORE TAX	NET EARNINGS ATTR. KIRBY	DILUTED EARNINGS PER SHARE

GAAP Operating income and net income	$335.1	$294.1	$222.9	$3.72

One-time items:

Strategic review and stockholders engagement	3.0	3.0	2.4	0.04

IRS refund interest income	—	(2.7)	(2.2)	(0.04)

Operating income and earnings, excluding one-time items(1)	$338.1	$294.4	$223.1	$3.72

	FULL YEAR 2022

	OPERATING INCOME (LOSS)	EARNINGS (LOSS) BEFORE TAX	NET EARNINGS (LOSS) ATTR. KIRBY	DILUTED EARNINGS (LOSS) PER SHARE

GAAP Operating income and net income	$192.9	$165.0	$122.3	$2.03

One-time items:

Severance expense	4.8	4.8	3.7	0.06

Strategic alternatives review	0.9	0.9	0.6	0.01

Operating income and earnings, excluding one-time items(1)	$198.6	$170.7	$126.6	$2.10

(1)

Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: operating income, excluding one-time items; earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes that the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results. These non-GAAP financial measures are not calculations based on GAAP and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

KIRBY | 2025 PROXY STATEMENT	B- 1

APPENDIX B

Reconciliation of GAAP Net Earnings Attributable to Kirby to Non-GAAP EBITDA and Adjusted EBITDA

(unaudited, $ in millions)

	2024	2023	2022

Net earnings attributable to Kirby	$286.7	$222.9	$122.3

Interest expense	49.1	52.0	44.6

Provision (benefit) for taxes on income	75.9	71.2	42.2

Depreciation and amortization	240.3	211.2	201.4

EBITDA, Non-GAAP(1)	$652.0	$557.3	$410.5

Impairment of assets	56.3	—	—

Adjusted EBITDA, Non-GAAP(1)	$708.3	$557.3	$410.5

(1)

Kirby reports its financial results in accordance with GAAP. However, Kirby believes that the non-GAAP financial measures of EBITDA and Adjusted EBITDA are useful in managing Kirby’s businesses and evaluating Kirby’s performance. EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization, and adjusted EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, and impairment of assets, are used because of their wide acceptance as a measure of operating profitability before non-operating expenses (interest and taxes) and noncash charges (depreciation and amortization, impairment of assets). EBITDA is one of the performance measures used in calculating 2023 and 2022 performance compensation pursuant to the AIP. Adjusted EBITDA is one of the performance measures used in calculating performance compensation pursuant to the AIP for 2024. Adjusted EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. These non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with Kirby’s financial information that is presented in accordance with GAAP.

Kirby Corporation 55 Waugh Drive, Suite 1000 Houston, Texas 77007 713-435-1000 www.kirbycorp.com

Kirby Corporation

For Stockholders of record as of March 3, 2025

Tuesday, April 29, 2025 10:00 AM, Central Daylight Time

55 Waugh Drive, Suite 1100 Houston, TX 77007

YOUR VOTE IS IMPORTANT!

PLEASE VOTE BY: 8:00 AM, Central Daylight Time, April 29, 2025.

Internet:
www.proxypush.com/KEX
• Cast your vote online
• Have your Proxy Card ready
• Follow the simple instructions to record your vote
Phone:
1-866-430-8285
• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions
Mail:
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid envelope provided
Virtual:
IN PERSON. Please bring your ballot if you intend to vote at the meeting.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints David W. Grzebinski, Raj Kumar, Amy D. Husted, and Ronald A. Dragg, and each or either of them (“Named Proxies”), as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Kirby Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Kirby Corporation Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

  FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS
1.	Election of three Class III Directors
		FOR	AGAINST	ABSTAIN
	1.01 Anne-Marie N. Ainsworth	☐	☐	☐	FOR

	1.02 William M. Waterman	☐	☐	☐	FOR

	1.03 Shawn D. Williams	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2.	Ratification of the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2025	☐	☐	☐	FOR

3.	Advisory vote on the approval of the compensation of Kirby’s named executive officers.	☐	☐	☐	FOR

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appear(s) on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date